Exhibit 2.1

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

For immediate release

9 August 2017

RECOMMENDED MERGER

OF

WORLDPAY GROUP PLC (“WORLDPAY”)

WITH

VANTIV, INC. (“VANTIV”)

Summary

•	The boards of directors of Vantiv and Worldpay are pleased to announce that they have reached agreement on the terms of a recommended merger of Worldpay with Vantiv and Vantiv UK Limited (a subsidiary of Vantiv) (“Bidco”) in the form of a recommended offer for the entire issued and to be issued ordinary share capital of Worldpay by Vantiv and Bidco (the “Merger”). The Merger is to be effected by means of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act (the “Scheme”). Under the terms of the Merger, Worldpay Shareholders will be entitled to receive:

for each Worldpay Share held	55 pence in cash

and

0.0672 of a New Vantiv Share

•	In addition to the consideration payable in connection with the Merger, Worldpay Shareholders will also be entitled to receive:

•	the interim dividend of 0.8 pence per Worldpay Share announced by Worldpay today, which will be paid to Worldpay Shareholders on the register of members of Worldpay at 6.00 p.m. on 29 September 2017; and

•	a special dividend of 4.2 pence per Worldpay Share, which is conditional on completion of the Merger and will be paid to Worldpay Shareholders on the register of members of Worldpay at the Scheme Record Time, together the “Dividends”.

•	Based on Vantiv’s closing share price of US$65.06, the exchange rate of US$1.2967:£1, in each case at 5.00 p.m. BST on 8 August 2017 (being the last practicable date prior to this Announcement):

•	the terms of the Merger (including the Dividends) value each Worldpay Share at 397 pence per share and Worldpay’s entire issued and to be issued ordinary share capital at approximately £8.0 billion;

•	the terms of the Merger (excluding the Dividends) represent a premium of:

•	approximately 22.7 per cent. to the Closing Price per Worldpay Share of 320 pence on 3 July 2017 (being the last Business Day before the commencement of the Offer Period);

•	approximately 24.6 per cent. to the Closing Price per Worldpay Share of 315 pence on 30 June 2017 (being the last Business Day prior to broad sector consolidation speculation);

•	approximately 33.9 per cent. to the six-month volume weighted average price of 293 pence per Worldpay Share on 3 July 2017 (being the last Business Day before the commencement of the Offer Period); and

•	approximately 63.4 per cent. to the IPO price of 240 pence per Worldpay Share;

•	the terms of the Merger imply an enterprise value of Worldpay of approximately £9.3 billion (US$12.0 billion); and

•	the Combined Company will have a pro forma enterprise value of approximately £22.2 billion (US$28.8 billion).

•	Upon completion of the Merger (assuming the Fifth Third Transaction completes), Worldpay Shareholders will own approximately 43 per cent., and Vantiv Shareholders will own approximately 57 per cent., of the Combined Company (on a fully diluted basis).

•	Vantiv will seek a secondary standard listing on the Main Market of the London Stock Exchange in relation to the New Vantiv Shares following completion of the Merger. In addition, the New Vantiv Shares will be authorised for primary listing on the New York Stock Exchange subject to official notice of issuance.

•	The Merger will include a Mix and Match Facility, as described in further detail in Section 15 of this Announcement.

Summary Strategic and Financial Rationale

•	The payments landscape is evolving rapidly. Merchants and consumers are continuously looking for new and innovative solutions to enable commerce as payments move into the digital world. The Combined Company will be a leading global omni-commerce payments provider and its enhanced capabilities will position it to better and more quickly address those merchants’ evolving needs and to realise improved commercial outcomes for its clients by:

•	delivering a wider range of products and services to merchants on a global basis;

•	accelerating the rate of innovation by leveraging its industry-leading, efficient and highly scalable technology to accelerate the rate of product innovation;

•	deploying advanced analytics capabilities and value-added services combined with deep market knowledge and industry vertical expertise;

•	operating in more countries and in more currencies; and

•	offering acceptance across the broadest range of channels (in store, online, or over a mobile device).

•	The Combined Company will be well-positioned to offer more innovative and flexible technology and payment solutions to merchants in a large and fast growing market, creating a strategic omni-commerce partner for merchants of all sizes across industries.

Creating a leading global payment provider to power omni-commerce

•	Consumers continue to expect and demand more from merchants. The global consumer has become accustomed to transacting across the channels and in the geographies of their choosing in a way that is seamless, simple and secure.

•	Merchants therefore require a payments provider that is able to provide a comprehensive omni-commerce solution that can deliver a unified consumer experience on a global basis as well as the tools to help them manage and grow their businesses.

•	By combining our respective strengths in integrated payments, eCommerce and traditional merchant offerings, the Combined Company will be able to enable commerce through a unified and global product suite that is in-store, online, mobile, multi-currency, and spanning geographies.

Unique combination of scale and global presence

•	The Combined Company will become a leading international eCommerce payment provider, a leading U.S. payment provider and a leading U.K. and European payment provider, processing approximately US$1.5 trillion in payment volume and 40 billion transactions through more than 300 payment methods in 146 countries and 126 currencies, with a combined net revenue of over US$3.2 billion (on a pro forma basis, assuming the Merger had completed on 31 December 2016).

•	This will allow the Combined Company to deliver local expertise on a global basis by transferring solutions across geographies to better serve clients in similar vertical markets. Importantly, the Combined Company will be a leading payment provider with expertise in and outside of the U.S., positioning it to serve the complex needs of businesses globally.

•	The Combined Company will benefit from enhanced economies of scale, leveraging its combined operations, technology infrastructure and data and analytics capabilities to deliver services that are cost efficient and provide superior value to clients.

Ability to capitalise on strategic and high-growth verticals

•	Completion of the Merger will bring together two complementary partners to create a market leader in payment technology, positioned to capitalise on strategic and high-growth verticals in the most attractive global markets.

•	The Merger will create a leading global eCommerce provider by adding Worldpay’s leading global eCommerce capabilities to Vantiv’s existing U.S. eCommerce capabilities.

•	The Merger will also enable the Combined Company to export Vantiv’s integrated payments technological know-how and capabilities to Worldpay’s global merchant base.

•	The Merger will enhance the ability of the Combined Company to strengthen and extend its capabilities into attractive and high growth vertical markets such as B2B, digital and healthcare payments, taking advantage of the secular growth driven by increasing card adoption. For example, the Combined Company will be able to faster deploy Vantiv’s B2B enterprise payment capabilities into their largely untapped and combined customer base.

•	The Merger will also provide the ability for the Combined Company to extend its capabilities into new and high-growth emerging markets.

Integrated technology platforms built for innovation and to manage complexity

•	The Combined Company will have complementary technology assets that will provide a strong, integrated foundation for innovation and growth, enabled by Vantiv’s agile and scalable U.S. platform and Worldpay’s flexible, next generation global platform.

•	The Merger will enhance the ability of the Combined Company to serve domestic and global markets, and the Combined Company is also expected to benefit from a reduction in capital expenditure by harmonising Vantiv’s and Worldpay’s U.S. technology platforms.

•	These U.S. and global technology platforms will be developed, secured and optimised by one of the industry’s largest pools of engineering and technology talent.

Powerful business model and financial profile

•	The Combined Company will benefit from an attractive business model and financial profile, the hallmarks of which are recurring revenue, scalability and significant operating margins.

•	On a pro forma basis, assuming the Merger had completed on 31 December 2016, the Combined Company would have US$1.5 billion of adjusted EBITDA, an EBITDA margin of 48 per cent. and free cash flow generation of over US$1.0 billion with 78 per cent. free cash flow conversion. The Merger is expected to be modestly dilutive to Vantiv’s pro forma adjusted net income per share in 2018, and accretive to Vantiv’s pro forma adjusted net income per share in 2019 and thereafter.

•	When coupled with an industry-leading margin profile and operating scale efficiencies, the Combined Company will be able to realise margin expansion opportunities and generate high levels of free cash flow and create ample flexibility for it to deploy capital strategically and drive value for shareholders, including pursuing acquisition opportunities that will extend the Combined Company’s capabilities into new markets and segments.

•	It is expected that the Combined Company, with its strong credit profile and attractive cash flow, will seek to reduce leverage on a consistent basis over the medium term, including a target of de-levering to a 4.0x debt to EBITDA leverage ratio over the next 12-18 months.

Cost synergies will deliver significant value creation

•	Vantiv believes that the Merger will generate synergies that could not be achieved independently of the Merger and which will lead to substantial value creation for all shareholders.

•	Vantiv anticipates that the Merger will result in annual recurring pre-tax cost synergies of approximately US$200 million. The synergies are expected to be fully realised by the end of the third year following completion of the Merger.

•	The Combined Company is expected to incur one-off restructuring and integration costs of approximately US$330 million. The majority of these costs will be incurred by the end of the second year following completion of the Merger.

Capitalise on our respective strengths to drive revenue opportunities

•	Completion of the Merger will position the Combined Company to drive revenue opportunities to capitalise on prospects in high growth and attractive market segments, although these cannot be quantified for reporting under the Code at this time.

•	The Combined Company will pursue revenue opportunities in the following areas:

•	Adding Worldpay’s leading global eCommerce capabilities to Vantiv’s existing U.S. eCommerce capabilities. This will establish a leading global eCommerce platform with cross-selling opportunities.

•	Transferring Vantiv’s integrated payments technological know-how and capabilities to Worldpay’s global merchant base.

•	Strengthening and extending capabilities into new and attractive vertical markets through, for example, faster deployment of Vantiv’s B2B enterprise payment capabilities.

The Combined Company

•	Following completion of the Merger, Cincinnati, Ohio will become the Combined Company’s global and corporate headquarters and London, U.K. will become its international headquarters. The Combined Company will be named “Worldpay”.

•	In order to ensure a successful and smooth integration, the Combined Company will be led by Charles Drucker as Executive Chairman and Co-CEO. Reporting to Mr. Drucker will be Philip Jansen as Co-CEO and Stephanie Ferris as CFO. Additional members of the Combined Company’s executive team reporting to Mr. Drucker and Mr. Jansen will be announced at a later date.

•	The board of the Combined Company will consist of five Worldpay directors and eight Vantiv directors. Sir Michael Rake will be the lead director of the board of the Combined Company and Jeffrey Stiefler will continue to serve on the board of the Combined Company in a non-executive position.

Recommendations

•	The Vantiv Directors have approved the Merger and intend to recommend that Vantiv Shareholders vote in favour of the issuance of New Vantiv Shares in connection with the Merger.

•	The Worldpay Directors, who have been so advised by Goldman Sachs as to the financial terms of the Merger, consider the terms of the Merger to be fair and reasonable. In providing its advice to the Worldpay Directors, Goldman Sachs has taken into account the commercial assessments of the Worldpay Directors.

•	Barclays has also provided financial and corporate broking advice to the Worldpay Directors in relation to the Merger.

•

The Worldpay Directors intend to recommend unanimously that Worldpay Shareholders vote or procure votes in favour of the resolutions relating to the Scheme at the Meetings or in the event that the Merger is implemented by way of a

Takeover Offer, Worldpay Shareholders accept or procure acceptance of the Takeover Offer, as the Worldpay Directors have each irrevocably undertaken to do in respect of their entire beneficial holdings of 21,056,283 Worldpay Shares, in aggregate, representing approximately 1.05 per cent. of the issued ordinary share capital of Worldpay.

General

•	It is intended that the Merger will be implemented by means of the Scheme, further details of which are contained in the full text of this Announcement and will be set out in the Scheme Document. However, Vantiv reserves the right, with the consent of the Panel and Worldpay (or, in certain circumstances, without the consent of Worldpay), in each case subject to the terms of the Co-operation Agreement, to implement the Merger by way of a Takeover Offer.

•	The Merger will be subject to the Conditions and certain further terms set out in Appendix I, including, among other things: (i) the approval of Worldpay Shareholders at the Court Meeting and the passing of the resolutions relating to the Scheme by Worldpay Shareholders at the General Meeting, (ii) the sanction of the Scheme by the Court, (iii) the Scheme becoming Effective no later than the Long Stop Date, (iv) the issuance of the New Vantiv Shares in connection with the Merger being duly approved by the affirmative vote of the majority of the votes cast at the Vantiv Shareholders’ Meeting, and (v) the receipt of certain required antitrust, regulatory and other approvals. In order to become Effective, the Scheme must be approved by a majority in number representing not less than 75 per cent. in value of the Worldpay Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of such meeting.

•	Vantiv reserves the right to reduce the consideration payable in respect of each Worldpay Share under the terms of the Merger to the extent that the Dividends exceed 5 pence per Worldpay Share in aggregate. If any dividend or other distribution is announced, declared, made, payable or paid in respect of the Worldpay Shares on or after the date of this Announcement and prior to the Effective Date, other than the Dividends, Vantiv reserves the right to reduce the consideration payable in respect of each Worldpay Share by the amount of all or part of any such dividend or other distribution.

•	Further details of the Merger will be contained in the Scheme Document which is intended to be posted to Worldpay Shareholders along with notices of the Court Meeting and General Meeting and the Forms of Proxy as soon as practicable and at or around the same time as the mailing of the Vantiv Proxy Statement. Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on Vantiv’s website www.vantiv.com and Worldpay’s website www.worldpay.com.

•	The Scheme is expected to become Effective in early 2018, subject to the satisfaction or waiver of the Conditions set out in Appendix I.

•	No offer is being made by Vantiv and/or Bidco for any or all of the non-voting redeemable contingent value right shares with a par value of £1.8475 each in the capital of Worldpay.

•	Commenting on the Merger, Charles Drucker, President and Chief Executive Officer of Vantiv, said:

“This is a powerful combination that is strategically compelling for both companies. It joins two highly complementary businesses, and will allow us to achieve even more together than either organisation could accomplish on its own. Our business will have multiple opportunities to enhance its leading growth profile, driven by our global eCommerce capabilities, the strength of our people and their consistent focus on execution. Our combined company will have unparalleled scale, a comprehensive suite of solutions, and the worldwide reach to make us the payments industry global partner of choice.”

•	Commenting on the Merger, Philip Jansen, Chief Executive Officer of Worldpay, said:

“This is a merger of two world class payment companies, which will create a global omni-commerce leader, with substantial opportunities to capitalise on the rapid evolution of payments. The growth of eCommerce and the way consumers expect to transact is increasing complexity for businesses around the world. Our unique combination of scale, innovation, technology and global presence will mean that we can offer more payment solutions to businesses, whether large or small, global or local, enabling them to meet consumers’ increasing demands and helping them prosper.”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including its appendices).

The Merger will be subject to the Conditions set out in Appendix I, and to the full terms and conditions which will be set out in the Scheme Document. Appendix II contains the bases and sources of certain information used in this Announcement. Appendix III contains details of the irrevocable undertakings received in relation to the Merger that are referred to in this Announcement. Appendix IV contains details and bases of belief of the anticipated quantified financial benefits of the Merger and of the related reports from Vantiv’s reporting accountants, Deloitte, and its financial advisers, Morgan Stanley and Credit Suisse. Appendix V contains the Vantiv Profit Forecast, and the assumptions, basis of preparation and the Vantiv Directors’ confirmation relating thereto. Appendix VI contains definitions of certain terms used in this Announcement.

For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of Vantiv and the Vantiv Directors. Each of Deloitte, Morgan Stanley and Credit Suisse has given and not withdrawn its consent to the publication of its respective report in this Announcement in the form and context in which it is included.

Investor Calls

Joint investor conference calls regarding the Merger and Vantiv’s and Worldpay’s respective earnings results will take place on 9 August 2017, at the following times:

•	Conference Call 1 - 9:00 a.m. BST / 4:00 a.m. EDT

United Kingdom (Local): 020 3059 8125

United States (Local): +1 724 928 9460

United States (Toll Free): +1 855 442 0877

All other locations: + 44 20 3059 8125

Reference Conference Code: U.K. Analyst Call

•	Conference Call 2 - 1:00 p.m. BST / 8:00 a.m. EDT

United Kingdom (Local): 020 3059 8125

United States (Local): +1 724 928 9460

United States (Toll Free): +1 855 442 0877

Reference Conference Code: U.S. Analyst Call

Live webcasts of the conference calls, including presentation, can be found in the investor relations sections of Vantiv’s and Worldpay’s respective websites.

Enquiries

Vantiv

Nathan Rozof, Investor Relations Andrew Ciafardini, Corporate Communications	+1 513 900 4811 +1 513 900 5308

Morgan Stanley (Financial adviser to Vantiv)

Seth Bergstein Brad Whitman Colm Donlon Matthew Jarman	+1 212 761 4000 +44 (0) 207 425 8000

Credit Suisse (Financial adviser to Vantiv)

Brian Gudofsky Steven Geller Joe Hannon Kyle Fry	+1 212 325 2000 +44 (0) 207 888 8888

Smithfield (PR adviser to Vantiv)

John Kiely Vikki Kosmalska	+44 (0) 203 047 2538 +44 (0) 203 047 2539

Worldpay

Charles King, Investor Relations Director Claire Hardy, Head of External Communications	+44 (0) 203 664 6171 +44 (0) 203 664 4902

Goldman Sachs (Financial adviser to Worldpay)

Anthony Gutman Stephen Considine Owain Evans Charlie Lytle (corporate broking)	+44 (0) 207 774 1000

Barclays (Financial adviser to Worldpay)

Richard Taylor Matthew Smith Alisdair Gayne (corporate broking) Robert Mayhew (corporate broking)	+44 (0) 207 623 2323

Finsbury (PR adviser to Worldpay)

James Murgatroyd Andrew Hughes	+44 (0) 207 251 3801

Important notices relating to financial advisors

Morgan Stanley, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively as financial adviser to Vantiv and Bidco and no one else in connection with the Merger. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Vantiv and Bidco for providing the protections afforded to clients of Morgan Stanley nor for providing advice in connection with the Merger, the contents of this Announcement or any matter referred to herein.

Credit Suisse, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting as financial adviser exclusively for Vantiv and Bidco and no one else in connection with the matters set out in this Announcement and will not be responsible to any person other than Vantiv and Bidco for providing the protections afforded to clients of Credit Suisse, nor for providing advice in relation to the content of this Announcement or any matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this Announcement, any statement contained herein or otherwise.

Goldman Sachs, which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the U.K. is acting exclusively for Worldpay and no one else in connection with the Merger or any other matter referred to in this Announcement and will not be responsible to anyone other than Worldpay for providing the protections afforded to clients of Goldman Sachs, or for providing advice in relation to the Merger or any other matters referred to in this Announcement.

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Worldpay and no one else in connection with the Merger or any other matter referred to in this Announcement and will not be responsible to anyone other than Worldpay for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Merger or any other matter referred to in this Announcement.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Merger or otherwise. The Merger will be made solely by the Scheme Document (or in the event that the Merger is to be implemented by means of a Takeover Offer, the offer document), which will contain the full terms and conditions of the Merger, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Merger should be made solely on the basis of the Scheme Document.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas Shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their Worldpay Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Copies of this Announcement and any formal documentation relating to the Merger are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Merger.

If the Merger is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Merger will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Worldpay Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Worldpay

The Merger relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act. The Merger, implemented by way of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act, as amended. Accordingly, the Merger is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from the disclosure requirements of U.S. tender offer and proxy solicitation rules. If, in the future, Vantiv exercises its right to implement the Merger by way of a Takeover Offer and determines to extend the Takeover Offer into the U.S., the Merger will be made in compliance with applicable U.S. laws and regulations.

The New Vantiv Shares to be issued pursuant to the Merger have not been registered under the U.S. Securities Act, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act. The New Vantiv Shares to be issued pursuant to the Merger will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the U.S. Securities Act. If, in the future, Vantiv exercises its right to implement the Merger by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the U.S. Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Vantiv Shares. In this event, Worldpay Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Vantiv’s contact for enquiries identified above.

Neither the SEC nor any U.S. state securities commission has approved or disapproved of the New Vantiv Shares to be issued in connection with the Merger, or determined if this Announcement is accurate or complete. Any representation to the contrary is a criminal offence in the U.S.

Worldpay is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the U.S., and some or all of its assets are or may be located in jurisdictions outside the U.S. Therefore, investors may have difficulty effecting service of process within the U.S. upon those persons or recovering against Worldpay or its officers or directors on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws. It may not be possible to sue Worldpay or its officers or directors in a non-US court for violations of the U.S. securities laws.

Notice to U.S. investors in Vantiv

This Announcement may be deemed to be solicitation material in respect of the Merger, including the issuance of the New Vantiv Shares in respect of the Merger. In connection with the foregoing proposed issuance of the New Vantiv Shares, Vantiv expects to file a proxy statement on Schedule 14A with the SEC. To the extent Vantiv effects the Merger as a scheme of arrangement under United Kingdom law, the issuance of the New Vantiv Shares in the Merger would not be expected to require registration under the Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that Vantiv determines to conduct the Merger pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to the New Vantiv Shares that would be issued in the Merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VANTIV, THE MERGER AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by Vantiv with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by Vantiv with the SEC at http://investors.vantiv.com/.

Participants in the solicitation

Vantiv and its directors, officers and employees may be considered participants in the solicitation of proxies from the Vantiv Shareholders in respect of the Merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Vantiv Shareholders in connection with the Merger, including names, affiliations and a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC. Information concerning the interests of Vantiv’s participants in the solicitation, which may, in some cases, be different than those of the Vantiv Shareholders generally, is set forth in the materials filed by Vantiv with the SEC, including in the proxy statement for Vantiv’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on March 15, 2017, as supplemented by other Vantiv filings with the SEC, and will be set forth in the proxy statement relating to the Merger when it becomes available.

Forward Looking Statements

This Announcement contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Announcement are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give Vantiv’s, Worldpay’s and the Combined Company’s current expectations and projections relating to their respective financial conditions, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “will,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Announcement are based on assumptions that Vantiv and/or Worldpay has made in light of its industry experience and its perceptions of historical trends, current conditions, expected future developments and other factors Vantiv and/or Worldpay believes are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond Vantiv’s or Worldpay’s control) and assumptions. Although Vantiv and/or Worldpay believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Combined Company’s actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in Vantiv’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) the Combined Company’s ability to adapt to developments and change in the Combined Company’s industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) the Combined Company’s ability to expand its market share or enter new markets; (vi) the Combined Company’s ability to identify and complete acquisitions, joint ventures and partnerships; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (viii) the Combined Company’s ability to pass along fee increases; (ix) termination of sponsorship or clearing services; (x) loss of clients or referral partners; (xi) reductions in overall consumer, business and government spending; (xii) fraud by merchants or others; (xiii) a decline in the use of credit, debit or prepaid cards; (xiv) consolidation in the banking and retail industries; (xv) the effects of governmental regulation or changes in laws; (xvi) outcomes of future litigation or investigations; (xvii) uncertainties as to the timing of the Merger; (xviii) uncertainties as to whether the Merger will be completed; (xix) the possibility that shareholders or other third parties will file lawsuits challenging the Merger; (xx) potential operating costs, customer loss and business disruption occurring prior to completion of the Merger or if the Merger is not completed; (xxi) the effect of the announcement of the Merger on the Combined Company’s business relationships, operating results and business generally; (xxii) the failure to satisfy conditions to completion of the Merger, including the receipt of all required regulatory approvals; and (xxiii) difficulty in retaining certain key employees as a result of the Merger. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, Vantiv’s actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the Combined Company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vantiv’s periodic reports filed with the SEC, including Vantiv’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by Vantiv and/or Worldpay in this current report speaks only as of the date of this current report. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for Vantiv and/or Worldpay to predict all of them. Neither Vantiv nor Worldpay undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

No profit forecasts or estimates

The Vantiv Profit Forecast is a profit forecast for the purposes of Rule 28 of the Code. The Vantiv Profit Forecast, the assumptions and basis of preparation on which the Vantiv Profit Forecast is based and the Vantiv Directors’ confirmation, as required by Rule 28.1 of the Code, are set out in Appendix V.

Other than in respect of the Vantiv Profit Forecast, no statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for Vantiv or Worldpay, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for Vantiv or Worldpay, respectively.

Quantified Financial Benefits Statement

Statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast (other than the Vantiv Profit Forecast) or interpreted to mean that the Combined Company’s earnings in the first full year following the Effective Date of the Scheme, or in any subsequent period, would necessarily match or be greater than or be less than those of Worldpay and/or Vantiv for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of Vantiv and the Vantiv Directors.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), on Worldpay’s website at www.worldpay.com and on Vantiv’s website at www.vantiv.com by no later than 12 noon London time on 10 August 2017.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Requesting hard copy documents

In accordance with Rule 30.3 of the Code, a person so entitled may request a copy of this Announcement (and any information incorporated into it by reference to another source) in hard copy form free of charge. A person may also request that all future documents, announcements and information sent to that person in relation to the Merger should be in hard copy form. For persons who have received a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested from either Worldpay by contacting Worldpay on +44 20 3664 5777 or Vantiv by contacting Danielle Pointing at Morgan Stanley on +44 20 7425 9523, as appropriate.

Information relating to Worldpay Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Worldpay Shareholders, persons with information rights and other relevant persons for the receipt of communications from Worldpay may be provided to Vantiv during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the U.S. Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Worldpay securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

For immediate release

9 August 2017

RECOMMENDED MERGER

OF

WORLDPAY GROUP PLC (“WORLDPAY”)

WITH

VANTIV, INC. (“VANTIV”)

1.	Introduction

The boards of directors of Vantiv and Worldpay are pleased to announce that they have reached agreement on the terms of a recommended merger of Worldpay with Vantiv and Vantiv UK Limited (a subsidiary of Vantiv) (“Bidco”) in the form of a recommended offer for the entire issued and to be issued ordinary share capital of Worldpay by Vantiv and Bidco (the “Merger”). The Merger is to be effected by means of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act (the “Scheme”).

2.	The Merger

Under the terms of the Merger, which will be subject to satisfaction (or waiver) of the Conditions and certain further terms set out in Appendix I and to the full terms and conditions which will be set out in the Scheme Document, Worldpay Shareholders will be entitled to receive:

for each Worldpay Share held	55 pence in cash

and

0.0672 of a New Vantiv Share

In addition, Worldpay Shareholders will also be entitled to receive:

•	the interim dividend of 0.8 pence per Worldpay Share announced by Worldpay today, which will be paid to Worldpay Shareholders on the register of members of Worldpay at 6.00 p.m. on 29 September 2017; and

•	a special dividend of 4.2 pence per Worldpay Share, which is conditional on completion of the Merger and will be paid to Worldpay Shareholders on the register of members of Worldpay at the Scheme Record Time, together (the “Dividends”).

Vantiv reserves the right to reduce the consideration payable in respect of each Worldpay Share under the terms of the Merger to the extent that the Dividends exceed 5 pence per Worldpay Share in aggregate. If any dividend or other distribution is announced, declared, made, payable or paid in respect of the Worldpay Shares on or after the date of this Announcement and prior to the Effective Date, other than the Dividends, Vantiv reserves the right to reduce the consideration payable in respect of each Worldpay Share by the amount of all or part of any such dividend or other distribution.

Based on Vantiv’s closing share price of US$65.06, the exchange rate of US$1.2967:£1, in each case at 5.00 p.m. BST on 8 August 2017 (being the last practicable date prior to this Announcement and a fully diluted share capital of 199.7 million Vantiv Shares):

•	the terms of the Merger (including the Dividends) value each Worldpay Share at 397 pence per share and Worldpay’s entire issued and to be issued ordinary share capital at approximately £8.0 billion;

•	the terms of the Merger (excluding the Dividends) represent a premium of:

•	approximately 22.7 per cent. to the Closing Price per Worldpay Share of 320 pence on 3 July 2017 (being the last Business Day before the commencement of the Offer Period);

•	approximately 24.6 per cent. to the Closing Price per Worldpay Share of 315 pence on 30 June 2017 (being the last Business Day prior to broad sector consolidation speculation);

•	approximately 33.9 per cent. to the six-month volume weighted average price of 293 pence per Worldpay Share on 3 July 2017 (being the last Business Day before the commencement of the Offer Period); and

•	approximately 63.4 per cent. to the IPO price of 240 pence per Worldpay Share;

•	the terms of the Merger imply an enterprise value of Worldpay of approximately £9.3 billion (US$12.0 billion); and

•	the Combined Company will have a pro forma enterprise value of approximately £22.2 billion (US$28.8 billion).

Upon completion of the Merger (assuming the Fifth Third Transaction completes), Worldpay Shareholders will own approximately 43 per cent., and Vantiv Shareholders will own approximately 57 per cent., of the Combined Company on a fully diluted basis.

The Merger will be subject to the Conditions and certain further terms set out in Appendix I, including, among other things: (i) the approval of Worldpay Shareholders at the Court Meeting and the passing of the resolutions relating to the Scheme by Worldpay Shareholders at the General Meeting, (ii) the sanction of the Scheme by the Court, (iii) the Scheme becoming Effective no later than the Long Stop Date, (iv) the issuance of the New Vantiv Shares in connection with the Merger being duly approved by the affirmative vote of the majority of the votes cast at the Vantiv Shareholders’ Meeting, and (v) the receipt of certain required antitrust, regulatory and other approvals.

The Worldpay Shares will be acquired by Vantiv and/or Bidco with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this Announcement in respect of the Worldpay Shares, other than the Dividends. It is expected that Vantiv will acquire approximately 87 per cent., and Bidco will acquire approximately 13 per cent., of the Worldpay Shares.

The New Vantiv Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing Vantiv Shares, save that they will not participate in any dividend payable by Vantiv with reference to a record date prior to the Effective Date.

The Merger will include a Mix and Match Facility, which will allow Worldpay Shareholders to elect, subject to offsetting elections, to vary the proportions in which they receive New Vantiv Shares and cash in respect of their holdings in Worldpay Shares. However, the total number of New Vantiv Shares to be issued and the maximum aggregate amount of cash to be paid under the Merger will not be varied as a result of elections under the Mix and Match Facility. Please refer to Section 15 of this Announcement for further details.

No offer is being made by Vantiv and/or Bidco for any or all of the Worldpay CVRs.

3.	Background to and reasons for the Merger

The boards of Vantiv and Worldpay believe the Merger represents a compelling opportunity for both businesses to accelerate their successful and complementary growth strategies significantly, and in turn create substantial value for shareholders and stakeholders.

The payments landscape is evolving rapidly. Merchants and consumers are continuously looking for new and innovative solutions to enable commerce as payments move into the digital world. The ubiquity of the internet has increasingly driven commerce to be conducted online, with the decreasing costs of technology creating the opportunity for merchants to deploy eCommerce and mobile commerce solutions. In addition, commerce is continuing to evolve into a global activity as merchants utilise these online methods to connect with consumers in geographic markets outside their own.

Creating a leading global payment provider to power omni-commerce

The boards of Vantiv and Worldpay recognise the attractive opportunity which exists for the Merger to bring together global scale, integrated technology, and diverse distribution to create a market leader in payment technology to power omni-commerce:

•	The Combined Company creates one of the world’s largest and most capable payments business with global reach and unparalleled ability to help businesses prosper in the fast changing and complex digital economy.

•	The combination of Worldpay and Vantiv into the Combined Company creates a strategic partner for merchants of all sizes across industries and geographies and will offer acceptance across a broad range of channels.

•	By combining respective strengths in eCommerce, integrated payments, and traditional merchant offerings, the Combined Company will be able to create more revenue opportunities by enabling commerce through a unified and global product suite – that is, in-store, online, mobile, multi-currency, and spanning geographies.

Addressing merchant and consumer needs in an evolving payments landscape

Technology and the internet continue to transform global commerce:

•	Consumers now expect to transact in all channels seamlessly, securely and simply. Meeting these expectations presents merchants with significant challenges.

•	The rapid growth of eCommerce and its progressively international nature is increasing complexity for merchants everywhere. From complying with local and international regulations, to minimising costs inherent in cross-border trade, to integrating businesses that operate both offline in brick-and-mortar and online in eCommerce, merchants require solutions that help them manage complexity.

•	The constant evolution of technology via new form factors and device types, coupled with increasing interconnectedness and continuous new threats to security, requires that merchants adopt nimble, secure and future-proof payment solutions.

These rapidly changing consumer expectations and technology developments are difficult for merchants to address with existing payment solutions and are difficult for traditional payment processors to support.

As such, merchants require a payments provider that is able to provide a comprehensive omni-commerce solution that can deliver a unified consumer experience and can simultaneously provide them with the tools to help them analyse, manage, and grow their businesses.

The Combined Company will be able to partner more effectively with merchants to provide global, end-to-end payment solutions that increase efficiency, reduce risk and eliminate complexity across geographies, payments channels and market verticals.

Unique combination of scale and global presence

The Merger will create a leading global integrated payment technology provider and will enable the Combined Company to take advantage of strategic and innovative opportunities to provide differentiated and diversified solutions to address clients’ needs:

•	The Combined Company will become a leading international eCommerce payment provider, a leading U.S. payment provider and a leading U.K. and European payment provider, processing approximately US$1.5 trillion in payment volume and 40 billion transactions through more than 300 payment methods in 146 countries and 126 currencies with combined net revenue of over US$3.2 billion (on a pro forma basis, assuming the Merger had completed on 31 December 2016).

•	This will allow the Combined Company to deliver local expertise on a global basis by transferring solutions across geographies to better serve clients in similar vertical markets. Critically, the Combined Company will be a scale player with leading market shares in both the U.S. and outside of the U.S., which will enable it to holistically serve the complex needs of businesses globally. The Combined Company will also be able to bring economies of scale to benefit clients with shared geographies, end-markets or technology needs.

•	The Combined Company itself will benefit from enhanced economies of scale as well, leveraging its combined operations, technology infrastructure and data and analytics capabilities to deliver services that are cost efficient and provide enhanced value to clients.

Ability to capitalise on strategic and high-growth verticals

Completion of the Merger will bring together two complementary partners to create a market leader in payment technology positioned to capitalise on strategic and high-growth verticals in the most attractive global markets. The Combined Company will be able to:

•	Create a leading global eCommerce provider by adding Worldpay’s leading global eCommerce capabilities to Vantiv’s existing U.S. eCommerce capabilities.

•	Enable the Combined Company to export Vantiv’s integrated payments technological know-how and capabilities to Worldpay’s global merchant base. This will allow the Combined Company to penetrate Worldpay’s deep SMB customer base in the U.K., and expand further internationally. In addition, the Combined Company will continue to leverage Vantiv’s existing integrated payments capability in the U.S. and increase its SMB customer base in the U.S.

•	Enhance the ability of the Combined Company to strengthen and extend its capabilities into attractive and high growth vertical markets such as B2B, digital and healthcare payments, taking advantage of the secular growth driven by increasing card adoption. For example, the Combined Company will be able to faster deploy Vantiv’s B2B enterprise payment capabilities into their largely untapped and combined customer base.

•	The Merger also provides the ability for the Combined Company to extend its capabilities into new and high-growth emerging markets.

Advanced technology built to drive innovation at scale

The Combined Company will offer integrated technology platforms, enabling Vantiv’s agile and scalable U.S. platform and Worldpay’s flexible, next-generation global platform to serve domestic and global markets with fast-to-market innovations and lowest cost processing.

The Combined Company will have the ability to:

•	Offer comprehensive and differentiated payment solutions with significant strategic and operational benefits. These platforms are configurable for almost any geography, currency, region or combination, and are built to seamlessly accommodate alternative payments and support a fully omni-commerce transaction environment.

•	Leverage the Combined Company’s deep knowledge in technology and commerce to offer solutions that reduce complexity for both high growth segment merchants and traditional merchants, regardless of size or channel.

•	Enhance the ability of the Combined Company to innovate with fast-to-market developments and proven record of M&A integration to develop industry-leading solutions to meet emerging new client needs as the payment landscape continues to evolve.

•	Access the widest set of distribution channels, ranging from large merchants and financial institutions to small and medium business and eCommerce merchants of all sizes. The Merger will solidify the Combined Company’s presence in high-growth channels (including integrated payments, eCommerce and merchant bank), with 37 per cent. of the Combined Company focused on these fast growing and highly profitable market segments. This will enable the Combined Company to reach clients with highly complementary strategies in a manner that is cost-effective and efficient regardless of size, type or industry vertical.

•	Benefit from a reduction in capital expenditure by harmonising Vantiv’s and Worldpay’s U.S. technology platforms.

The U.S. and global technology platforms will be developed, secured and optimised by one of the industry’s largest pools of engineering and technology talent. Whether a local, small merchant requires an integrated payment solution to help manage their business, or a multi-national enterprise would like to connect and transact with consumers online or cross-border, the Combined Company’s comprehensive suite of solutions will enable them to do so seamlessly.

Powerful business model and financial profile

The Combined Company will benefit from an attractive business model and financial profile, the hallmarks of which are recurring revenue, scalability and significant operating margins. The Combined Company will:

•	Have a strong, diverse and loyal customer base with limited client concentration. This will allow the Combined Company to continue to benefit from a highly visible and recurring revenue model.

•	On a pro forma basis assuming the Merger had completed on 31 December 2016, the Combined Company would have US$1.5 billion of adjusted EBITDA, an EBITDA margin of 48 per cent. and free cash flow generation of over US$1.0 billion with 78 per cent. free cash flow conversion. The Merger is expected to be modestly dilutive to the Combined Company’s pro forma adjusted net income per share in 2018, and accretive to the Combined Company’s pro forma adjusted net income per share in 2019 and thereafter.

•	When coupled with an industry-leading margin profile and operating scale efficiencies, the Combined Company will be able to realise margin expansion opportunities through scalable technology and significant operating leverage and deliver continued earnings growth. In addition, this will allow the Combined Company to generate high levels of free cash flow and create ample flexibility for the Combined Company to strategically deploy capital and drive value for shareholders, including pursuing acquisition opportunities that will extend the Combined Company’s capabilities into new markets and segments.

•	On a pro forma basis assuming the Merger had completed as at 30 June 2017 and taking into account the financing arrangements entered into by Vantiv LLC in connection with the Merger and the Fifth Third Transaction and the expected approximately US$200 million annual recurring pre-tax cost synergies as set out in Section 4 of this Announcement, the Combined Company’s gross and net leverage, calculated as debt/EBITDA, would be 4.9x and 4.6x respectively. It is expected that the Combined Company, with its strong credit profile and attractive cash flow, will look to reduce leverage on a consistent basis over the medium term, including a target of de-levering to a 4.0x debt to EBITDA leverage ratio over the next 12-18 months.

Delivering significant value creation through cost synergies

•	Given the complementary nature of operations, the Vantiv Directors, having reviewed and analysed the potential benefits of the Merger, based on their experience of operating in the sector and taking into account the factors Vantiv can influence, believe that the Combined Company, comprising both Vantiv and Worldpay in their entirety, will be able to achieve annual recurring pre-tax cost synergies of approximately US$200 million by the end of the third year following completion of the Merger.

•	The majority of these cost synergies will be generated by harmonising the Combined Company’s U.S. platforms and streamlining corporate costs.

•	The Combined Company is expected to incur one-off restructuring and integration costs of approximately US$330 million. The majority of these costs will be incurred by the end of the second year following completion of the Merger.

•	Further details on the expected cost synergies are set out in Section 4 of this Announcement.

Potential through revenue opportunities and ability to innovate

The Vantiv Directors also believe that the Merger will position the Combined Company to drive revenue opportunities to capitalise on prospects in high growth and attractive market segments, although these cannot be quantified for reporting under the Code at this time.

The Combined Company’ will pursue revenue opportunities in the following areas:

•	Adding Worldpay’s leading global eCommerce capabilities to Vantiv’s existing U.S. eCommerce capabilities. This will establish a leading global eCommerce platform with cross-selling opportunities.

•	Transferring Vantiv’s integrated payments technological know-how and capabilities to Worldpay’s global merchant base.

•	Strengthening and extending capabilities into new and attractive vertical markets through, for example, faster deployment of Vantiv’s B2B enterprise payment capabilities.

4.	Financial benefits of the Merger

Vantiv believes that the Merger will generate synergies that could not be achieved independently of the Merger and will lead to substantial value creation for all shareholders.

Vantiv anticipates that the Merger will result in annual recurring pre-tax cost synergies of approximately US$200 million. The synergies are expected to be fully realised by the end of the third year following completion of the Merger.

The expected sources of the identified cost synergies are as follows:

•	approximately 63 per cent. from savings in operations, technology, selling, general & administrative expenditure in the U.S. through consolidation of the Combined Company’s U.S. businesses;

•	approximately 22 per cent. from savings in general & administrative expenditure through consolidation of the Combined Company’s corporate functions; and

•	approximately 15 per cent. from savings in technology, operations, selling, general & administrative expenditure through consolidation of the Combined Company’s eCommerce businesses and operations and technology functions.

The Combined Company is expected to incur one-off restructuring and integration costs of approximately US$330 million. The majority of these costs will be incurred by the end of the second year following completion of the Merger. Aside from the integration costs, no material dis-synergies are expected in connection with the Merger. The expected synergies will accrue as a direct result of the Merger and would not be achieved on a standalone basis.

The paragraphs above relating to expected cost synergies constitute the “Quantified Financial Benefits Statement” for purposes of
Rule 28 of the Code.

Given the strong strategic, cultural and operational fit of the two companies, Vantiv believes that the quantified cost synergies are readily achievable.

Vantiv expects to achieve the quantified cost synergies while maintaining appropriate investment levels in sales and technology to meet the Combined Company’s growth targets and other objectives.

In addition to the quantified cost synergies set out in this Section 4, Vantiv believes that there will be revenue opportunities that the Combined Company could pursue which have not been quantified at this time as set out in Section 3 of this Announcement.

There are various alternative means by which Vantiv could achieve the aforementioned quantified synergies and no decisions have yet been taken as to how Vantiv will implement any synergy plans. Initial synergy planning has begun in relation to the Merger, but more detailed analysis will need to be undertaken. Any such synergy plans are subject to engagement with all appropriate stakeholders in due course.

Appendix IV sets out further detail on the Quantified Financial Benefits Statement, including the bases of belief and principal assumptions, and the reports under the Code by Deloitte, Vantiv’s reporting accountant, and by Morgan Stanley and Credit Suisse, Vantiv’s financial advisers. References in this Announcement to the Quantified Financial Benefits Statement should be read in conjunction with Appendix IV.

5.	Recommendation

The Worldpay Directors, who have been so advised by Goldman Sachs as to the financial terms of the Merger, consider the terms of the Merger to be fair and reasonable. In providing its advice to the Worldpay Directors, Goldman Sachs has taken into account the commercial assessments of the Worldpay Directors. Barclays has also provided financial and corporate broking advice to the Worldpay Directors in relation to the Merger.

Accordingly, the Worldpay Directors intend unanimously to recommend that Worldpay Shareholders vote in favour of the resolutions relating to the Scheme at the Meetings (or in the event that the Merger is implemented by way of a Takeover Offer, to accept or procure acceptance of such Takeover Offer), as they have each irrevocably committed to do in respect of their entire holdings of 21,056,283 Worldpay Shares, representing approximately 1.05 per cent. of Worldpay’s issued ordinary share capital.

6.	Background to and reasons for the recommendation

Worldpay has transformed itself since its separation from RBS in 2010, establishing a clear strategic direction as an innovative payments technology company, and investing over £1 billion for long-term growth. Worldpay today is a leading global payments provider.

Worldpay has created significant value for shareholders since listing on the London Stock Exchange on 13 October 2015, delivering a total shareholder return of approximately 67 per cent. (based on the value of the Merger) vs. a shareholder return of approximately 24 per cent. for the FTSE 100 in the period to 3 July 2017.

Worldpay Board’s Assessment of the Evolving and Consolidating Global Payment Industry

The global payments landscape continues to evolve and in recent years, there has been a significant level of consolidation activity in the payments sector. Consolidation has been driven by the need to meet the requirements of customers through providing a breadth of products, product development and innovation and the benefits of scale.

Since the IPO, the board of directors of Worldpay has regularly reviewed the payments landscape to identify potential opportunities. This assessment has included analysis of both acquisition opportunities and mergers with companies of a similar size to Worldpay. As part of this assessment, there has been a focus on identifying potential transactions that would strengthen and develop Worldpay’s U.S. business.

The board of directors of Worldpay, together with its financial adviser Goldman Sachs, has conducted a detailed review of potential opportunities. The Worldpay board of directors’ work identified a number of possible merger partners which were evaluated against a number of factors including strategic rationale, value creation, synergy potential, cultural fit, anti-trust and regulatory considerations as well as transaction structure. The possible merger partners are listed outside the U.K. and so in each case the relevant transaction structure would be likely to involve Worldpay Shareholders receiving consideration in shares listed outside the U.K. Following the Worldpay board of directors’ review, preliminary discussions were held with a number of potential merger partners and dialogue between advisers was established. In some cases, more detailed discussions were held but to date no more compelling proposal than that from Vantiv has been received. As a result of this review and discussions held, the board of directors of Worldpay has a good degree of visibility on the range of potential opportunities available to Worldpay.

In addition, Worldpay has participated in a number of sale processes over the last two years which have been conducted as competitive auctions. As a result of the relative scarcity of high quality assets, valuation multiples paid by the successful bidders have been on an increasing trend. In each of these processes, the board of directors of Worldpay has always placed shareholder value creation as a priority in determining the price it has been willing to pay for available assets.

Discussions with Worldpay and Vantiv

Discussions between Worldpay and Vantiv have been held at various times starting from before the IPO in October 2015. Worldpay and Vantiv have recognised for some time the strong strategic rationale, financial benefits and cultural fit that exists between the two companies.

Detailed discussions between Worldpay and Vantiv were held in January and February 2016 with the two companies engaging in mutual due diligence, although agreement on the terms of a transaction could not be reached at that time.

However, both Worldpay and Vantiv continued to believe in the strategic rationale for merging and consequently the two management teams remained in contact.

Subsequently in June 2017, Vantiv made a proposal to Worldpay for a merger of the two companies. There followed a period of negotiation during which Vantiv improved the terms of its proposal. During this period, rumours appeared in the media which triggered the requirement for the announcement on 4 July 2017.

As a result of this speculation, both Worldpay and Vantiv recognised the need to provide the market with an overview of the nature and key terms of the transaction under discussion. Therefore, following further negotiation during 4 July 2017, an announcement was released on 5 July 2017 setting out the key commercial terms which had been agreed in principle.

Since 5 July 2017, Worldpay and Vantiv have carried out mutual due diligence. Detailed work has been conducted on the combined business case including identifying cost synergies and potential revenue opportunities as well as the detailed terms of the possible transaction, including the secondary listing on the London Stock Exchange.

Strategic and Financial Benefits of the Merger with Vantiv

The board of directors of Worldpay believes that the Merger has a compelling strategic logic through:

•	the creation of a truly global payments provider;

•	significantly increased scale to continue to invest in innovation and a larger platform to further participate in M&A; and

•	annual recurring pre-tax cost synergies of approximately US$200 million, expected to be fully realised by the end of the third year following completion of the Merger.

In particular the Merger addresses a historical area of weakness in Worldpay’s U.S. business and provides a platform to expand Worldpay’s leading e-commerce business into the U.S. and to transfer Vantiv’s integrated technological know-how and capabilities to Worldpay’s global merchant base.

The terms of the Merger provide Worldpay Shareholders with approximately 43 per cent. of the Combined Company (assuming the Fifth Third Transaction completes) as well as 55 pence per

Worldpay Share in cash plus dividends totalling 5 pence per Worldpay Share in aggregate. Based on the Vantiv closing share price on 8 August 2017, the terms of the offer value each Worldpay Share at 397 pence. Excluding the Dividends, this represents a premium of 22.7 per cent. to the unaffected share price, 33.9 per cent. to the 6-month volume-weighted average price and 63.4 per cent. to the IPO price of 240 pence per share. In addition, the offer value represents a multiple of 18.6x LTM EBITDA for Worldpay (including the Dividends).

The transaction structure allows Worldpay Shareholders to continue to benefit from Worldpay’s growth profile as well as sharing in the cost synergy benefits and revenue opportunities anticipated to arise from the combination. The board of directors of Worldpay has been very focused on ensuring that as many Worldpay Shareholders as possible are able to participate in the long-term benefits of the Merger and has listened closely to the feedback it has received from Worldpay Shareholders. Following a review of potential structuring options, the Combined Company will have a secondary listing on the London Stock Exchange following completion of the Merger. The U.K. will remain a very important part of the Combined Company and maintaining a listing on the London Stock Exchange reflects that.

In keeping with the Merger structure, Worldpay will have five board seats on the board of the Combined Company and Philip Jansen will be Co-CEO. Sir Michael Rake will be the lead director of the board of the Combined Company. In addition, Worldpay will have a number of senior management positions in the Combined Company. The Combined Company will retain London as its international headquarters.

Board Recommendation

The board of directors of Worldpay believes the Merger provides attractive value to Worldpay Shareholders through the premium offered, the cash and dividends components of the consideration and the opportunity for Worldpay Shareholders to participate in future value creation through their aggregate shareholding of approximately 43 per cent. in the Combined Company (assuming the Fifth Third Transaction completes).

Following careful consideration of the above factors, the board of directors of Worldpay unanimously intends to recommend that Worldpay Shareholders vote in favour of the Merger, as those Worldpay Directors with beneficial holdings have each irrevocably undertaken to do, in respect of their entire respective beneficial holdings of Worldpay Shares.

7.	Irrevocable undertakings

Vantiv has received irrevocable undertakings to vote or procure votes in favour of the Scheme at the Court Meeting and the resolutions to be passed at the General Meeting (or in the event that the Merger is implemented by way of a Takeover Offer, to accept or procure acceptance of the Takeover Offer) from the Worldpay Directors, in respect of 21,056,283 Worldpay Shares, in aggregate, representing approximately 1.05 per cent. of the issued ordinary share capital of Worldpay.

Further details of these irrevocable undertakings are set out in Appendix III.

8.	Information on Vantiv and Bidco

Vantiv

Vantiv is a leading payment processor differentiated by an integrated technology platform, breadth of distribution and superior cost structure. According to the Nilson Report, Vantiv is the largest merchant acquirer and the largest PIN debit acquirer by number of transactions in the U.S. Vantiv’s integrated technology platform is differentiated from its competitors’ multiple platform architectures. It enables Vantiv to provide efficiently a comprehensive suite of services to merchants and financial institutions of all sizes as well as to innovate, develop and deploy new services, while generating significant economies of scale. Vantiv’s broad and varied distribution includes multiple sales channels, such as its direct and indirect sales forces and referral partner relationships, which provide it with a growing and diverse client base of merchants and financial institutions. Vantiv believes this combination of attributes provides it with competitive advantages that generate strong growth and profitability by enabling it to efficiently manage, update and maintain its technology, to utilise technology integration and value-added services to expand its new sales and distribution and to realise significant operating leverage.

Vantiv offers a broad suite of payment processing services that enable its clients to meet their payment processing needs through a single provider, including in omni-commerce environments that span point-of-sale, eCommerce and mobile devices. Vantiv enables merchants of all sizes to accept and process credit, debit and prepaid payments and provides them supporting value-added services, such as security solutions and fraud management, information solutions, and interchange management. Vantiv also provides mission critical payment services to financial institutions, such as card issuer processing, payment network processing, fraud protection, card production, prepaid program management, ATM driving and network gateway and switching services that utilise its proprietary Jeanie PIN debit payment network.

Vantiv’s merchant client base includes merchant locations across the U.S. In 2016, Vantiv processed approximately 21.0 billion transactions for these merchants. Vantiv’s merchant client base has low client concentration and is heavily weighted in non-discretionary everyday spend categories, such as grocery and pharmacy, and includes large U.S. retailers, including 11 of the top 25 U.S. retailers by revenue in 2016. Vantiv provides a comprehensive suite of payment processing services to its merchant services clients. It authorises, clears, settles and provides reporting for electronic payment transactions. Vantiv’s financial institution client base is also generally well diversified and includes regional banks, community banks, credit unions and regional PIN debit networks. In 2016, Vantiv processed approximately 4 billion transactions for these financial institutions, focusing on small to mid-sized institutions with less than US$15 billion in assets. Smaller financial institutions generally do not have the scale or infrastructure typical of large institutions and are more likely to outsource their payment processing needs. Vantiv provides integrated card issuer processing, payment network processing and value-added services to its financial institutions clients.

Vantiv originally was organised and operated as a business unit of Fifth Third. In June 2009, private equity investors acquired control of Vantiv, and Fifth Third retained a substantial minority equity interest in Vantiv. In March 2012, Vantiv completed its initial public offering and became a listed company in the U.S. Fifth Third currently owns a 17.7 per cent. voting and economic interest in Vantiv, and this ownership is held through Class B units in Vantiv Holding, LLC, a subsidiary of Vantiv (“Vantiv Holding”), and Class B shares (voting only) in Vantiv.

After completion of the Fifth Third Transaction described in Section 17 of this Announcement, Fifth Third will own an 8.6 per cent. voting and economic interest in Vantiv. Each of these Class B units/shares together generally may be exchanged by Fifth Third for one Class A share of Vantiv. Vantiv’s Amended and Restated Certificate of Incorporation entitles Fifth Third to elect one director to Vantiv’s board for so long as Fifth Third’s percentage voting equity interest exceeds 9.09 per cent.

On the date of this Announcement, Vantiv has published its results for the second quarter of 2017 (the “Vantiv Q2 Results”). Vantiv has made the following statements in the Vantiv Q2 Results which constitute a profit forecast under Rule 28 of the Code:

“On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $1.31 - $1.36 for the full-year 2017. Pro forma adjusted net income per share is expected to be $3.31 - $3.36 for the full-year 2017.

On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $0.41 - $0.43 for the third quarter of 2017. Pro forma adjusted net income per share is expected to be $0.88 - $0.90 for the third quarter of 2017.”

Pursuant to Rule 28.1(c) of the Code, the Vantiv Profit Forecast is set out in full in Appendix V, together with the assumptions, basis of preparation and the Vantiv Directors’ confirmation relating thereto.

Bidco

Bidco is a newly incorporated English private limited company, and an indirect subsidiary of Vantiv. Bidco has been formed at the direction of Vantiv for the purposes of implementing the Merger together with Vantiv. Bidco has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Merger.

9.	Information on Worldpay

Worldpay has a long history of working closely with merchants to help them prosper and of driving innovation in the global payments market over the last 30 years. Prior to Advent and Bain Capital’s acquisition of Worldpay in 2010, Worldpay was a non-core asset within RBS and was not considered a strategic focus of the bank and was therefore not managed for growth or to address emerging industry opportunities as technology and customer demand changed the market.

Since separating from RBS at the end of 2010, and through and after its subsequent initial public offering in October 2015, Worldpay has pursued a consistent strategy which has created a platform for growth, initially focused on existing clients inherited at the time of the separation from RBS, and in time growing into new market segments and with entirely independent customer relationships.

Worldpay has transformed itself since its separation from RBS in 2010, establishing itself as a standalone business, both in establishing its own technology capability and an independent business infrastructure to support its growth. Worldpay has established a clear strategic direction as an innovative payments technology company, and invested over £1 billion for long-term growth.

Worldpay is a leader in global payments. The Wider Worldpay Group provides a broad range of technology-led solutions to its merchant clients to allow them to accept payments of almost any type, across multiple payment channels, nearly anywhere in the world. Worldpay is one of the few global businesses able to offer functionality in most aspects of payment acceptance, whether in-store, online or on a mobile device, by providing access to a global payments network through an agile, integrated, secure, reliable and highly scalable proprietary global payments platform.

Worldpay deploys this platform to optimise business outcomes for its clients, including by providing for acceptance of a greater number of payment types and opening access to new geographic markets enabling its clients to reduce the chances of losing a potential sale allowing them to get a single view of key customer data, and increasing transaction acceptance while protecting against fraud. Worldpay can also leverage the data gained as a result of its core payment solutions to offer payment analytics and insights on peers and industry benchmarking and additional functionality to its clients, allowing them to, for example, run loyalty schemes, guide their consumers to preferred payment types and improve their performance.

Worldpay serves a diverse set of merchants across a variety of end-markets, sizes and geographies. On an average day, it processes over 40 million transactions worldwide (including mobile, online and in-store), offering over 300 payment methods in 126 transaction currencies across 146 countries, while supporting approximately 400,000 clients, including large enterprises, domestic corporates and small and medium sized businesses. Globally, Worldpay also partners with innovative and fast-growing eCommerce businesses including many of the world’s most renowned and dynamic online brands.

Worldpay serves its clients through its three operating divisions:

•	Global eCom — Global eCom provides a wide range of online and mobile multi-currency payment acceptance, validation and settlement services for its customer book of large and fast growing internet-led multinationals. The vast majority of Global eCom’s approximately 1,374 clients sit within five priority industry verticals: Digital Content, Global Retail, Airlines, Regulated Gambling and Travel. Global eCom accounted for 46 per cent. of the Worldpay Group’s business unit contribution in 2016.

•	WPUK — WPUK has the number one market share in the U.K., accounting for approximately 39 per cent. of the U.K. merchant market as measured by estimated volume of transactions in 2016. It provides a strong proposition of in-store, phone, online and mobile payment acceptance solutions for approximately 300,000 U.K. and Ireland-based clients, from SMBs to large corporates (including Tesco, Asda and Next). WPUK accounted for 42 per cent. of the Worldpay Group’s business unit contribution in 2016.

•	WPUS — WPUS provides in-store, online and mobile payment acceptance solutions for U.S.-based clients, with a focus on developing omni-commerce and integrated payment solutions for its approximately 100,000 SMB clients and vertical-specific solutions for its approximately 15,000 enterprise clients in the grocery, petroleum, restaurant and retail industries. WPUS accounted for 17 per cent. of the Worldpay Group’s business unit contribution in 2016.

In 2016, Worldpay’s net revenue was £1,124.2 million and underlying EBITDA was £467.6 million. In the six months ended 30 June 2017, the Worldpay Group’s net revenue was £600.5 million and underlying EBITDA was £247.5 million.

The average number of Worldpay employees in the year ended 31 December 2016 was 5,095, including 1,378 in technology, 1,335 in WPUS, 1,432 in WPUK and 476 in Global eCom.

10.	Dividend policy

Vantiv has not declared or paid any cash dividends on Vantiv Shares since its initial public offering, and Vantiv does not intend to do so in the foreseeable future. Vantiv currently intends to retain its future earnings, if any, to repay indebtedness and to support its general corporate purposes. Vantiv is a holding company that does not conduct any business operations of its own. As a result, Vantiv’s ability to pay cash dividends on Vantiv Shares, if any, is dependent upon cash dividends and distributions and other transfers from group entities. The amounts available to Vantiv to pay cash dividends are also restricted by its subsidiaries’ debt agreements, and, to the extent that Vantiv requires additional funding, the sources of such additional funding may prohibit the payment of a dividend. As a result, appreciation in the price of Vantiv Shares, if any, will be the only source of gain on an investment in Vantiv Shares.

11.	Worldpay Share Schemes

It is intended that appropriate proposals will be made in due course to participants in the Worldpay Share Schemes. Details of the proposals will be set out in the Scheme Document and in separate letters to be sent to the participants in the Worldpay Share Schemes.

12.	Financing

Vantiv LLC has entered into an amendment to its existing credit facilities, pursuant to which each of Morgan Stanley, Credit Suisse and The Bank of Tokyo-Mitsubishi UFJ, Ltd. have severally and not jointly provided term loan commitments of US$1.6 billion in the aggregate to Vantiv in connection with the financing of the cash consideration payable to Worldpay Shareholders under the terms of the Merger and to refinance certain existing indebtedness of Worldpay. Such term commitments are subject to limited “certain funds” conditions precedent which are usual and customary for financings of this type.

Each of Morgan Stanley and Credit Suisse, in its capacity as financial adviser to Vantiv, is satisfied that sufficient financial resources are available to Vantiv and Bidco to enable them together to satisfy in full the cash consideration payable to Worldpay Shareholders under the terms of the Merger.

Further information on the financing of the Merger will be set out in the Scheme Document.

13.	Management and employees

Vantiv has high regard for the skills and experience of the existing management and employees of the Worldpay Group. Vantiv confirms their existing employment rights, including pension rights, will be observed.

Following completion of the Merger, Cincinnati, Ohio will become the Combined Company’s global and corporate headquarters and London, U.K. will become its international headquarters. The Combined Company will be named “Worldpay”.

In order to ensure a successful and smooth integration, the Combined Company will be led by Charles Drucker as Executive Chairman and Co-CEO. Reporting to Mr. Drucker will be Philip Jansen as Co-CEO and Stephanie Ferris as CFO. For a period of two years following the Effective Date, the removal of either Co-CEO will require the approval of at least 75 per cent. of the board of directors of the Combined Company, unless they voluntarily resign or such removal is for cause. Additional members of the Combined Company’s executive team reporting to Mr. Drucker and Mr. Jansen will be announced at a later date.

The board of the Combined Company will consist of five Worldpay directors and eight Vantiv directors. Sir Michael Rake will be the lead director of the board of the Combined Company and Jeffrey Stiefler will continue to serve on the board of the Combined Company in a non-executive position.

14.	Secondary Listing of New Vantiv Shares

Vantiv will seek a secondary standard listing in London in relation to the New Vantiv Shares. Applications will therefore be made to the UK Listing Authority and to the London Stock Exchange for the New Vantiv Shares to be admitted to the standard listing segment of the Official List of the UK Listing Authority and to trading on the Main Market of the London Stock Exchange. It is expected that admission will become effective and that dealings for normal settlement in the New Vantiv Shares will commence on the London Stock Exchange at 8.00 a.m. on the first Business Day following the Effective Date.

15.	Mix and Match Facility

Worldpay Shareholders (other than certain persons in Restricted Jurisdictions) will be entitled to elect, subject to availability, to vary the proportions in which they receive New Vantiv Shares and cash in respect of their holdings in Worldpay Shares. However, the total number of New Vantiv Shares to be issued and the maximum aggregate amount of cash to be paid under the Merger will not be varied as a result of elections under the Mix and Match Facility.

Satisfaction of elections made by Worldpay Shareholders under the Mix and Match Facility will therefore depend on the extent to which other Worldpay Shareholders make offsetting elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro -rata basis. As a result, Worldpay Shareholders who make an election under the Mix and Match Facility will not necessarily know the exact number of New Vantiv Shares or the amount of cash they will receive until settlement of the consideration due to them under the Merger.

The Mix and Match Facility will not affect the entitlement of any Worldpay Shareholder who does not make an election under the Mix and Match Facility.

Further details in relation to the Mix and Match Facility (including the action to take in order to make a valid election, the deadline for making elections, and the basis on which entitlement to receive cash may be exchanged for an entitlement to additional New Vantiv Shares) for Worldpay Shareholders will be contained in the Scheme Document.

16.	Tax

The Merger will be effected by Vantiv and Bidco acquiring all of the issued and to be issued ordinary shares in the share capital of Worldpay. Vantiv will remain U.S. domiciled for tax purposes. U.S. and U.K. tax consequences of the Merger to Worldpay Shareholders will be described in the Scheme Document.

Both Vantiv and Worldpay have considered alternative structures for the Merger but on balance it was deemed that the alternatives available could result in adverse tax consequences for certain Vantiv Shareholders, could trigger certain change of control rights and might not offer significant value enhancement for the Combined Company over the current structure proposed for the Merger.

17.	Merger-related arrangements

Confidentiality Agreement

Vantiv and Worldpay have entered into the Confidentiality Agreement, pursuant to which each of Vantiv and Worldpay has undertaken to keep certain information relating to the Merger and to the other party confidential and not to disclose such information to third parties, except to certain permitted disclosees for the purposes of evaluating the Merger or if required by applicable laws or regulations. The confidentiality obligations of each party under the Confidentiality Agreement continue for two years after the date of the Confidentiality Agreement. The agreement also contains provisions pursuant to which each party has agreed not to solicit certain employees, suppliers and customers of the other party, subject to customary carve-outs, for a period of eighteen months.

Co-operation Agreement

Vantiv, Bidco and Worldpay entered into the Co-operation Agreement on 9 August 2017, pursuant to which, among other things, Vantiv, Bidco and Worldpay have agreed to provide such information and assistance as the other party may reasonably require for the purposes of obtaining all regulatory clearances and authorisations, making any submission, filings or notifications to any regulatory authority and for the preparation of the Scheme Document, and the Vantiv Proxy Statement and the Vantiv Prospectus.

The Co-operation Agreement will terminate if: (i) agreed in writing between Vantiv and Worldpay, (ii) upon the service of written notice by Vantiv or Worldpay if: (a) the Worldpay Directors withdraw their recommendation of the Merger or if the Scheme Document does not include the Worldpay Recommendation, or if the Merger is to be implemented by way of a Takeover Offer and the offer document does not include such recommendation, (b) Worldpay makes an announcement before the publication of the Scheme Document that it will not convene the Court Meeting or the General Meeting or that it intends not to post the Scheme Document

(otherwise than as a result of the Merger being implemented by way of a Takeover Offer), (c) the Effective Date has not occurred on or prior to the Long Stop Date, (iii) a competing transaction completes, becomes effective or unconditional in all respects, (iv) upon service of written notice by Vantiv if a competing transaction is announced and such competing transaction is recommended by the Worldpay Directors, (v) upon service of written notice by Worldpay to Vantiv if the Proxy Statement does not include the Vantiv Recommendation or a Vantiv Adverse Recommendation Announcement is made, or (vi) if any Condition has been invoked, with the consent of the Panel, and the Scheme has been withdrawn, or if the Merger is to be implemented by way of a Takeover Offer, the Takeover Offer lapses.

Vantiv has agreed to use all reasonable endeavours to secure satisfaction of all regulatory clearances and authorisations as soon as reasonably practicable following the date of this Announcement.

The Co-operation Agreement records Vantiv’s and Worldpay’s intention to implement the Merger by way of a Scheme, subject to the ability of Vantiv to implement the Merger by way of a Takeover Offer in the circumstances described in the Co-operation Agreement and summarised in this Announcement.

The Co-operation Agreement contains provisions in relation to the Worldpay Share Schemes. Details of these arrangements will be set out in the Scheme Document.

Fifth Third Transaction Agreement

At Vantiv’s request, in order to facilitate the completion of the Merger and to minimise any effect that Fifth Third’s equity ownership position in Vantiv could have on the Combined Company’s growth or expansion following completion of the Merger, Vantiv entered into a transaction agreement with Fifth Third on 7 August 2017, pursuant to which Fifth Third has agreed to exercise its right to exchange 19,790,000 Class B units in Vantiv Holding for 19,790,000 Vantiv Shares and immediately thereafter, Vantiv will purchase those newly issued Vantiv Shares (the “Fifth Third Transaction”) directly from Fifth Third at a price of US$64.04 per share (the closing share price of Vantiv Shares on the New York Stock Exchange on 4 August 2017). The repurchased Vantiv Shares will be cancelled and no longer outstanding following the completion of the Fifth Third Transaction. The Fifth Third Transaction is expected to close on the date of this Announcement. As a result of the Fifth Third Transaction, Fifth Third will beneficially own approximately 8.6 per cent. of the total equity interests in Vantiv and Vantiv Holding and if the Merger is completed, Fifth Third will beneficially own no more than 4.9 per cent. of the total equity interests in Vantiv and Vantiv Holding following such completion.

18.	Structure of the Merger

It is intended that the Merger will be implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act. The Scheme is an arrangement between Worldpay and the Scheme Shareholders and is subject to the approval of the Court. The procedure involves, among other things, an application by Worldpay to the Court to sanction the Scheme, in consideration for which Scheme Shareholders will receive cash and New Vantiv

Shares on the basis described in Section 2 of this Announcement. The purpose of the Scheme is to provide for Vantiv and Bidco to become the owners of the entire issued and to be issued ordinary share capital of Worldpay.

Upon the Scheme becoming Effective: (i) it will be binding on all Worldpay Shareholders, irrespective of whether or not they attended or voted at the Court Meeting and the General Meeting (and if they attended and voted, whether or not they voted in favour); and (ii) share certificates in respect of Worldpay Shares will cease to be of value and should be destroyed and entitlements to Worldpay Shares held within the CREST system will be cancelled. The consideration payable under the Scheme will be despatched to Scheme Shareholders by Vantiv no later than 14 days after the Effective Date.

Any Worldpay Shares issued before the Scheme Record Time will be subject to the terms of the Scheme. The Special Resolution to be proposed at the General Meeting will, amongst other matters, provide that the Articles be amended to incorporate provisions requiring any Worldpay shares issued after the Scheme Record Time (other than to Vantiv and/or Bidco) to be automatically transferred to Vantiv and/or Bidco on the same terms as the Merger (other than terms as to timings, formalities and the ability to make an election under the Mix and Match Facility). The provisions of the Articles (as amended) will avoid any person (other than Vantiv and/or Bidco) holding ordinary shares in the capital of Worldpay after the Effective Date.

The Merger is subject to a number of Conditions and certain further terms set out in Appendix I and to the full terms and conditions to be set out in the Scheme Document, including, amongst other things, the:

a)	Scheme becoming Effective by the Long Stop Date, failing which the Scheme will lapse;

b)	approval of the Scheme by a majority in number of the Scheme Shareholders, representing not less than 75 per cent. in value of the Scheme Shares held by those Scheme Shareholders, present and voting, either in person or by proxy, at the Court Meeting or at any adjournment thereof on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Vantiv and Worldpay and the Court may allow);

c)	passing of the resolutions relating to the Scheme by the requisite majority at the General Meeting to be held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Vantiv and Worldpay and the Court may allow); and

d)	sanction of the Scheme on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between Vantiv and Worldpay and the Court may allow) and the delivery of an office copy of the Court Order to the Registrar.

The Scheme will lapse if the Scheme or Takeover Offer or any matter arising from or relating to the Merger becomes subject to a CMA Phase 2 Reference before the date of the Court Meeting.

The Merger is conditional, amongst other things, on all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Merger. The Merger is also conditional on the FCA having approved (or being treated as having approved) the acquisition of control over the relevant authorised person within the Worldpay Group which would result from the Merger, and the FCA having given notice in writing (without indicating any objection or concern) that it has updated its records in respect of any member of the Wider Worldpay Group which is an authorised payment institution (as that term is defined in Regulation 2(1) of the PSRs), as more particularly described in Conditions (c) and (d), respectively, of Part A of Appendix I. The Merger is also conditional on the Dutch Central Bank having granted a positive decision with respect to the integrity (betrouwbaarheid) of each person who will become a co-policymaker of Worldpay B.V. and any other relevant person within the Wider Worldpay Group in connection with the proposed implementation of the Merger as more particularly described in Condition (e).

It is expected that the Scheme Document, containing further information about the Merger and notices of the Court Meeting and General Meeting, together with Forms of Proxy, will be posted to Worldpay Shareholders and (for information only) to participants of the Worldpay Share Schemes as soon as practicable and at or around the same time as the mailing of the Vantiv Proxy Statement. Subject to the satisfaction or waiver of all relevant conditions, including the Conditions, and certain further terms set out in Appendix I and to be set out in the Scheme Document, and subject to the approval and availability of the Court (which is subject to change), it is expected that the Scheme will become Effective in early 2018.

19.	Scheme timetable/further information

A full anticipated timetable will be set out in the Scheme Document which will be posted as soon as practicable and at or around the same time as the mailing of the Vantiv Proxy Statement. Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on Vantiv’s website at www.vantiv.com and Worldpay’s website at www.worldpay.com.

20.	Right to switch to a Takeover Offer

Subject to obtaining the consent of the Panel, Vantiv reserves the right to elect to implement the Merger by way of a Takeover Offer as an alternative to the Scheme, if: (i) Worldpay provides its written consent (an “Agreed Switch”), (ii) in the event that (a) the Meetings are not held on or before the 22nd day after their respective expected dates as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)), or (b) the Court Hearing is not held on or before the 22nd day after the expected date as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)), (iii) the board of directors of Worldpay withdraws or materially and adversely qualifies its recommendation of the Merger, or (iv) a third party announces a firm intention to make an offer for the entire issued and to be issued ordinary share capital of Worldpay and the board of directors of Worldpay recommends the Worldpay Shareholders to accept such offer (or, if it is to be implemented by way of a scheme of arrangement pursuant to Part 26 of the Act, to vote in favour of such scheme) or fails to publicly reaffirm its unanimous and unconditional recommendation to the Worldpay Shareholders to vote in favour of the Scheme within 5 days of being requested by Vantiv in writing to do so.

In such event, such Takeover Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Takeover Offer, including (without limitation) the inclusion of an acceptance condition set at 75 per cent. of the Worldpay Shares to which the Takeover Offer relates, provided that in the event of an Agreed Switch, such acceptance condition shall be set at not less than 90 per cent. of the Worldpay Shares to which the Takeover Offer relates (or such lesser percentage as may be agreed between Vantiv and Worldpay in writing after consultation with the Panel (if necessary), being in any case more than 50 per cent. of the voting rights normally exercisable at a general meeting of Worldpay, including, for this purpose, any such voting rights attaching to Worldpay Shares that are unconditionally allotted or issued before the Takeover Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise). Further, if sufficient acceptances of the Takeover Offer are received and/or sufficient Worldpay Shares are otherwise acquired, it is the intention of Vantiv to apply the provisions of the Companies Act to compulsorily acquire any outstanding Worldpay Shares to which such Takeover Offer relates.

21.	De-listing

It is intended that dealings in Worldpay Shares will be suspended shortly before the Effective Date at a time to be set out in the Scheme Document. It is further intended that applications will be made to the London Stock Exchange to cancel trading in Worldpay Shares on the Main Market of the London Stock Exchange, and to the UK Listing Authority to cancel the listing of the Worldpay Shares on the Official List, in each case with effect from or shortly following the Effective Date.

On the first Business Day after the Effective Date, entitlements to Worldpay Shares held within the CREST system will be cancelled, and share certificates in respect of Worldpay Shares will cease to be valid.

As soon as possible after the Effective Date, it is intended that Worldpay will be re-registered as a private limited company.

In addition, the New Vantiv Shares will be authorised for primary listing on the New York Stock Exchange subject to official notice of issuance and Vantiv will seek a secondary listing of the New Vantiv Shares on the London Stock Exchange.

Worldpay does not hold any Worldpay Shares in treasury. If the Scheme is sanctioned by the Court, any Worldpay Shares then held in treasury will be cancelled prior to the Scheme Record Time.

22.	Disclosure of interests in Worldpay

Vantiv made an Opening Position Disclosure, setting out the details required to be disclosed by it under Rule 8 of the Code on 14 July 2017.

As at the close of business on 8 August 2017, being the last practicable date prior to the publication of this Announcement, save for: (i) the disclosures in this Section 22 of this Announcement, and (ii) the irrevocable undertakings referred to in Section 7 of this Announcement, none of Vantiv or any of its directors or, so far as Vantiv is aware, any person acting, or deemed to be acting, in concert with Vantiv:

•	had an interest in, or right to subscribe for, relevant securities of Worldpay;

•	had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of Worldpay;

•	had procured an irrevocable commitment or letter of intent to accept the terms of the Merger in respect of relevant securities of Worldpay; or

•	had borrowed or lent any Worldpay Shares.

Furthermore, save for the irrevocable undertakings described in Section 7 of this Announcement, no arrangement exists between Vantiv, Bidco or Worldpay or any person acting in concert with Vantiv, Bidco or Worldpay in relation to Worldpay Shares. For these purposes, an arrangement includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Worldpay Shares which may be an inducement to deal or refrain from dealing in such securities.

23.	Overseas shareholders

The availability of the Merger and the distribution of this Announcement to persons resident in, or citizens of, or otherwise subject to, jurisdictions outside the United Kingdom may be affected by the laws of the relevant jurisdictions. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Worldpay Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This Announcement is not intended and does not constitute or form part of any offer to sell or to subscribe for, or any invitation to purchase or subscribe for, or the solicitation of any offer to purchase or otherwise subscribe for any securities. Worldpay Shareholders are advised to read carefully the Scheme Document and the Forms of Proxy once these have been despatched.

24.	Fractional entitlements

Fractions of New Vantiv Shares will not be allotted to Worldpay Shareholders but will be aggregated and sold as soon as practicable after the Scheme becomes Effective. The net proceeds of such sale will then be paid in cash to the relevant Worldpay Shareholders in accordance with their fractional entitlements.

25.	General

The Merger will be subject to the Conditions and other terms set out in this Announcement and to the full terms and conditions which will be set out in the Scheme Document. It is expected that the Scheme Document will be despatched to Worldpay Shareholders as soon as practicable and at or around the same time as the mailing of the Vantiv Proxy Statement.

In deciding whether or not to vote or procure votes in favour of the resolutions relating to the Scheme at the Meetings in respect of their Worldpay Shares, Worldpay Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document.

Morgan Stanley, Credit Suisse and Goldman Sachs have each given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to their names in the form and context in which they appear.

The Scheme Document will not be reviewed by any federal state securities commission or regulatory authority in the U.S., nor will any commission or authority pass upon the accuracy or adequacy of the Scheme Document. Any representation to the contrary is unlawful and may be a criminal offence.

The Merger will be subject to the Conditions set out in Appendix I, and to the full terms and conditions which will be set out in the Scheme Document. Appendix II contains the bases and sources of certain information used in this Announcement. Appendix III contains details of the irrevocable undertakings received in relation to the Merger that are referred to in this Announcement. Appendix IV contains details and bases of belief of the anticipated quantified financial benefits of the Merger and of the related reports from Vantiv’s reporting accountants, Deloitte, and its financial advisers, Morgan Stanley and Credit Suisse. Appendix V contains the Vantiv Profit Forecast, and the assumptions, basis of preparation and the Vantiv Directors’ confirmation relating thereto. Appendix VI contains definitions of certain terms used in this Announcement.

26.	Documents on display

Copies of the following documents will, by no later than 12 noon (London time) on the Business Day following the date of this Announcement, be made available on Vantiv’s website at www.vantiv.com and Worldpay’s website at www.worldpay.com until the end of the Offer Period:

a)	this Announcement;

b)	the Confidentiality Agreement;

c)	the Co-operation Agreement;

d)	the Fifth Third Transaction Agreement;

e)	the Irrevocable Undertakings; and

f)	the amended loan facility agreement referred to in Section 12 of this Announcement, and the foreign exchange hedging documentation, the fee letter and the financing engagement letter which have been executed as part of Vantiv’s financing arrangements in connection with the Merger.

Neither the contents of Worldpay’s website or the contents of Vantiv’s website, nor the content of any other website accessible from hyperlinks on either such website, is incorporated into or forms part of, this Announcement.

Enquiries

Vantiv

Nathan Rozof, Investor Relations Andrew Ciafardini, Corporate Communications	+1 513 900 4811 +1 513 900 5308

Morgan Stanley (Financial adviser to Vantiv)

Seth Bergstein Brad Whitman Colm Donlon Matthew Jarman	+1 212 761 4000 +44 (0) 207 425 8000

Credit Suisse (Financial adviser to Vantiv)

Brian Gudofsky Steven Geller Joe Hannon Kyle Fry	+1 212 325 2000 +44 (0) 207 888 8888

Smithfield (PR adviser to Vantiv)

John Kiely Vikki Kosmalska	+44 (0) 203 047 2538 +44 (0) 203 047 2539

Worldpay

Charles King, Investor Relations Director Claire Hardy, Head of External Communications	+44 (0) 203 664 6171 +44 (0) 203 664 4902

Goldman Sachs (Financial adviser to Worldpay)

Anthony Gutman Stephen Considine Owain Evans Charlie Lytle (corporate broking)	+44 (0) 207 774 1000

Barclays (Financial adviser to Worldpay)

Richard Taylor Matthew Smith Alisdair Gayne (corporate broking) Robert Mayhew (corporate broking)	+44 (0) 207 623 2323

Finsbury (PR adviser to Worldpay)

James Murgatroyd Andrew Hughes	+44 (0) 207 251 3801

Important notices relating to financial advisors

Morgan Stanley, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively as financial adviser to Vantiv and Bidco and no one else in connection with the Merger. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Vantiv and Bidco for providing the protections afforded to clients of Morgan Stanley nor for providing advice in connection with the Merger, the contents of this Announcement or any matter referred to herein.

Credit Suisse, which is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom, is acting as financial adviser exclusively for Vantiv and Bidco and no one else in connection with the matters set out in this Announcement and will not be responsible to any person other than Vantiv and Bidco for providing the protections afforded to clients of Credit Suisse, nor for providing advice in relation to the content of this Announcement or any matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this Announcement, any statement contained herein or otherwise.

Goldman Sachs, which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the U.K. is acting exclusively for Worldpay and no one else in connection with the Merger or any other matter referred to in this Announcement and will not be responsible to anyone other than Worldpay for providing the protections afforded to clients of Goldman Sachs, or for providing advice in relation to the Merger or any other matters referred to in this Announcement.

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Worldpay and no one else in connection with the Merger or any other matter referred to in this Announcement and will not be responsible to anyone other than Worldpay for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Merger or any other matter referred to in this Announcement.

Further Information

This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Merger or otherwise. The Merger will be made solely by the Scheme Document (or in the event that the Merger is to be implemented by means of a Takeover Offer, the offer document), which will contain the full terms and conditions of the Merger, including details of how to vote in respect of the Scheme. Any voting decision or response in relation to the Merger should be made solely on the basis of the Scheme Document.

This Announcement does not constitute a prospectus or a prospectus equivalent document.

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Overseas Shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their Worldpay Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England.

Copies of this Announcement and any formal documentation relating to the Merger are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Merger.

If the Merger is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Merger will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Worldpay Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Worldpay

The Merger relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act. The Merger, implemented by way of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act, as amended. Accordingly, the Merger is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from the disclosure requirements of U.S. tender offer and proxy solicitation rules. If, in the future, Vantiv exercises its right to implement the Merger by way of a Takeover Offer and determines to extend the Takeover Offer into the U.S., the Merger will be made in compliance with applicable U.S. laws and regulations.

The New Vantiv Shares to be issued pursuant to the Merger have not been registered under the U.S. Securities Act, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act. The New Vantiv Shares to be issued pursuant to the Merger will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the U.S. Securities Act. If, in the future, Vantiv exercises its right to implement the Merger by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the U.S. Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Vantiv Shares. In this event, Worldpay Shareholders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Vantiv’s contact for enquiries identified above.

Neither the SEC nor any U.S. state securities commission has approved or disapproved of the New Vantiv Shares to be issued in connection with the Merger, or determined if this Announcement is accurate or complete. Any representation to the contrary is a criminal offence in the U.S.

Worldpay is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the U.S., and some or all of its assets are or may be located in jurisdictions outside the U.S. Therefore, investors may have difficulty effecting service of process within the U.S. upon those persons or recovering against Worldpay or its officers or directors on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws. It may not be possible to sue Worldpay or its officers or directors in a non-US court for violations of the U.S. securities laws.

Notice to U.S. investors in Vantiv

This Announcement may be deemed to be solicitation material in respect of the Merger, including the issuance of the New Vantiv Shares in respect of the Merger. In connection with the foregoing proposed issuance of the New Vantiv Shares, Vantiv expects to file a proxy statement on Schedule 14A with the SEC. To the extent Vantiv effects the Merger as a scheme of arrangement under United Kingdom law, the issuance of the New Vantiv Shares in the Merger would not be expected to require registration under the Securities Act, pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that Vantiv determines to conduct the Merger pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to the New Vantiv Shares that would be issued in the Merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VANTIV, THE MERGER AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by Vantiv with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by Vantiv with the SEC at http://investors.vantiv.com/.

Participants in the solicitation

Vantiv and its directors, officers and employees may be considered participants in the solicitation of proxies from the Vantiv Shareholders in respect of the Merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Vantiv Shareholders in connection with the Merger, including names, affiliations and a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC. Information concerning the interests of Vantiv’s participants in the solicitation, which may, in some cases, be different than those of the Vantiv Shareholders generally, is set forth in the materials filed by Vantiv with the SEC, including in the proxy statement for Vantiv’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on March 15, 2017, as supplemented by other Vantiv filings with the SEC, and will be set forth in the proxy statement relating to the Merger when it becomes available.

Forward Looking Statements

This Announcement contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Announcement are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give Vantiv’s, Worldpay’s and the Combined Company’s current expectations and projections relating to their respective financial conditions, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “will,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Announcement are based on assumptions that Vantiv and/or Worldpay has made in light of its industry experience and its perceptions of historical trends, current conditions, expected future developments and other factors Vantiv and/or Worldpay believes are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond Vantiv’s or Worldpay’s control) and assumptions. Although Vantiv and/or Worldpay believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Combined Company’s actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in Vantiv’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) the Combined Company’s ability to adapt to developments and change in the Combined Company’s industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) the Combined Company’s ability to expand its market share or enter new markets; (vi) the Combined Company’s ability to identify and complete acquisitions, joint ventures and partnerships; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (viii) the Combined Company’s ability to pass along fee increases; (ix) termination of sponsorship or clearing services; (x) loss of clients or referral partners; (xi) reductions in overall consumer, business and government spending; (xii) fraud by merchants or others; (xiii) a decline in the use of credit, debit or prepaid cards; (xiv) consolidation in the banking and retail industries; (xv) the effects of governmental regulation or changes in laws; (xvi) outcomes of future litigation or investigations; (xvii) uncertainties as to the timing of the Merger; (xviii) uncertainties as to whether the Merger will be completed; (xix) the possibility that shareholders or other third parties will file lawsuits challenging the Merger; (xx) potential operating costs, customer loss and business disruption occurring prior to completion of the Merger or if the Merger is not completed; (xxi) the effect of the announcement of the Merger on the Combined Company’s business relationships, operating results and business generally; (xxii) the failure to satisfy conditions to completion of the Merger, including the receipt of all required regulatory approvals; and (xxiii) difficulty in retaining certain key employees as a result of the Merger. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, Vantiv’s actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the Combined Company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vantiv’s periodic reports filed with the SEC, including Vantiv’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by Vantiv and/or Worldpay in this current report speaks only as of the date of this current report. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for Vantiv and/or Worldpay to predict all of them. Neither Vantiv nor Worldpay undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

No profit forecasts or estimates

The Vantiv Profit Forecast is a profit forecast for the purposes of Rule 28 of the Code. The Vantiv Profit Forecast, the assumptions and basis of preparation on which the Vantiv Profit Forecast is based and the Vantiv Directors’ confirmation, as required by Rule 28.1 of the Code, are set out in Appendix V.

Other than in respect of the Vantiv Profit Forecast, no statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share, for Vantiv or Worldpay, respectively for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for Vantiv or Worldpay, respectively.

Quantified Financial Benefits Statement

Statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this Announcement generally, should be construed as a profit forecast (other than the Vantiv Profit Forecast) or interpreted to mean that the Combined Company’s earnings in the first full year following the Effective Date of the Scheme, or in any subsequent period, would necessarily match or be greater than or be less than those of Worldpay and/or Vantiv for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this Announcement is the responsibility of Vantiv and the Vantiv Directors.

Publication on website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), on Worldpay’s website at www.worldpay.com and on Vantiv’s website at www.vantiv.com by no later than 12 noon London time on 10 August 2017.

Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Requesting hard copy documents

In accordance with Rule 30.3 of the Code, a person so entitled may request a copy of this Announcement (and any information incorporated into it by reference to another source) in hard copy form free of charge. A person may also request that all future documents, announcements and information sent to that person in relation to the Merger should be in hard copy form. For persons who have received a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested from either Worldpay by contacting Worldpay on +44 20 3664 5777 or Vantiv by contacting Danielle Pointing at Morgan Stanley on +44 20 7425 9523, as appropriate.

Information relating to Worldpay Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Worldpay Shareholders, persons with information rights and other relevant persons for the receipt of communications from Worldpay may be provided to Vantiv during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure Requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the Offer Period and, if later, following the announcement in which any securities exchange offeror is first identified.

An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Offer Period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the U.S. Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in Worldpay securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE ACQUISITION

Part A

Conditions to the Merger

The Merger will be conditional upon the Scheme becoming unconditional and becoming Effective, subject to the Code, by no later than the Long Stop Date.

Scheme approval

a)	The Scheme will be conditional upon:

(i)

A.	its approval by a majority in number representing not less than 75 per cent. in value of the Worldpay Shareholders (or the relevant class or classes thereof, if applicable) in each case present, entitled to vote and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting; and

B.	the Court Meeting and any separate class meeting which may be required by the Court or any adjournment of any such meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Vantiv and Worldpay may agree and the Court may allow);

(ii)

A.	all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the General Meeting or at any adjournment of that meeting; and

B.	the General Meeting or any adjournment of that meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as Vantiv and Worldpay may agree and the Court may allow); and

(iii)

A.	the sanction of the Scheme by the Court with or without modification (but subject to any such modification being acceptable to Vantiv and Worldpay) and the delivery of a copy of the Court Order to the Registrar; and

B.	the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date, if any, as Vantiv and Worldpay may agree and the Court may allow);

In addition, Vantiv and Worldpay have agreed that the Merger will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

Regulatory Approvals

U.S. HSR Act clearance

b)	all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Merger;

FCA approvals

c)	in respect of each notice under section 178 of the FSMA which Vantiv or any other person who has decided to acquire or increase control over any member of the Wider Worldpay Group which is a U.K. authorised person (as that term is defined in section 191G of FSMA) is under a duty to give in connection with the proposed implementation the Merger:

(i)	the FCA having given notice in writing pursuant to section 189(4)(a) of FSMA that it has determined unconditionally to approve each such acquisition or increase in control pursuant to section 185 of FSMA;

(ii)	the FCA having given notice in writing pursuant to section 189(7) of FSMA subject to condition(s) specified in the decision notice and such condition(s) being satisfactory to Vantiv, acting reasonably; or

(iii)	the FCA being treated, under section 189(6) of FSMA, as having approved each such acquisition of or increase in control;

d)	in respect of each notice under Regulation 32 of the PSRs which Vantiv or any other person who has decided to acquire a qualifying holding in any member of the Wider Worldpay Group which is an authorised payment institution (as that term is defined in Regulation 2(1) of the PSRs) is under a duty to give in connection with the proposed implementation of the Merger, the FCA having given notice in writing (without indicating any objection or concern) that it has updated its records in respect of each such authorised payment institution;

Dutch Central Bank approval

e)	the Dutch Central Bank having granted a positive decision with respect to the integrity (betrouwbaarheid) of each person who will become a co-policymaker of Worldpay B.V. and any other relevant person within the Wider Worldpay Group in connection with the proposed implementation of the Merger;

Approval of other Relevant Authorities

f)	if approval from a Relevant Authority is required for, or a Relevant Authority decides to review, the Merger or any matter arising from or related to the Merger other than as specifically addressed by Conditions (b) – (e) above, it being established in terms satisfactory to Vantiv that such Relevant Authority approves (or is deemed to approve) or will permit the Merger to proceed on terms satisfactory to Vantiv;

Vantiv Shareholder approval

g)	the issuance of New Vantiv Shares in connection with the Merger being duly approved, as required by section 312.03 of the NYSE Listed Company Manual, by the affirmative vote of the majority of the votes cast at the Vantiv Shareholders’ Meeting duly called and held for such purpose in accordance with applicable law and the certificate of incorporation and bylaws of Vantiv;

Listing on the New York Stock Exchange, effectiveness of registration

h)	confirmation having been received by Vantiv that the New Vantiv Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and

i)	in the event that the Merger is implemented by way of a Takeover Offer, absent an available exemption from the registration requirements of the U.S. Securities Act, Vantiv’s registration statement having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of Vantiv’s registration statement having been initiated by the SEC and Vantiv having received all necessary U.S. state securities law or blue sky authorisations;

Listing on the London Stock Exchange

j)	the FCA having acknowledged to Vantiv or its agent (and such acknowledgement not having been withdrawn) that the application for the admission of the New Vantiv Shares to the Official List with a standard listing has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject (“listing conditions”)) admission will become effective as soon as a dealing notice has been issued by the FCA and any listing conditions have been satisfied, and (ii) the London Stock Exchange having acknowledged to Vantiv or its agent (and such acknowledgement not having been withdrawn) that the New Vantiv Shares will be admitted to trading on the Main Market of the London Stock Exchange;

General Third Party Clearances

k)	the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction (each a “Third Party”) of any termination right, right of pre-emption, first refusal or similar right (which is material in the context of the Wider Worldpay Group taken as a whole) arising as a result of or in connection with the Merger including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, Worldpay by Vantiv or any member of the Vantiv Group;

l)	other than in relation to the competition law and regulatory approvals referred to in paragraphs (b) – (e) above, no Third Party having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

(i)	require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture by any member of the Wider Vantiv Group or any member of the Wider Worldpay Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which in any such case would be material in the context of the Wider Worldpay Group taken as a whole;

(ii)	require, prevent or materially delay, or materially alter the terms envisaged for, any proposed divestiture by any member of the Wider Vantiv Group of any shares or other securities in Worldpay;

(iii)	impose any material limitation on, or result in a delay in, the ability of any member of the Wider Vantiv Group directly or indirectly to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Worldpay Group or the Wider Vantiv Group or to exercise management control over any such member, in each case, to an extent which is material in the context of the Wider Worldpay Group;

(iv)	otherwise adversely affect the business, assets, profits or prospects of any member of the Wider Vantiv Group or of any member of the Wider Worldpay Group to an extent which is material in the context of the Wider Vantiv Group or the Wider Worldpay Group, in either case taken as a whole;

(v)	make the Merger or its implementation or the acquisition or proposed acquisition by Vantiv or any member of the Wider Vantiv Group of any shares or other securities in, or control of Worldpay void, illegal, and/or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose material additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)	require (save as envisaged in the Merger) any member of the Wider Vantiv Group or the Wider Worldpay Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Worldpay Group or the Wider Vantiv Group owned by any third party where such acquisition would be material in the context of the Wider Worldpay Group taken as a whole or, as the case may be, the Wider Vantiv Group taken as a whole;

(vii)	impose any limitation on the ability of any member of the Wider Vantiv Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Worldpay Group which is adverse to and material in the context of the Wider Worldpay Group or the Wider Vantiv Group, in each case taken as a whole in the context of the Merger; or

(viii)	result in any member of the Wider Worldpay Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Merger or the acquisition or proposed acquisition of any Worldpay Shares having expired, lapsed or been terminated;

m)	in addition to the competition law and regulatory approvals referred to in paragraphs (b) – (e) above, all necessary filings or applications having been made in connection with the Merger and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Merger or the acquisition by any member of the Wider Vantiv Group of any shares or other securities in, or control of, Worldpay and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals or the proposed acquisition of any shares or other securities in, or control of, Worldpay by any member of the Wider Vantiv Group having been obtained in terms and in a form reasonably satisfactory to Vantiv from all appropriate Third Parties or persons with whom any member of the Wider Worldpay Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the Wider Worldpay Group, in each case which is material in the context of the Wider Vantiv Group or the Wider Worldpay Group as a whole, remaining in full force and effect and all material filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Merger becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

Certain matters arising as a result of any arrangement, agreement etc.

n)	except as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Worldpay Group is a party or by or to which any such member or any of its assets are or may be bound, entitled or subject, which, in each case as a consequence of the Merger or the proposed acquisition of any shares or other securities in Worldpay or because of a change in the control or management of Worldpay or otherwise, would or would reasonably be expected to result in (in each case to an extent which is material in the context of the Wider Worldpay Group as a whole, or in the context of the Merger):

(i)	any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely affected or any onerous obligation or liability arising or any action being taken or arising thereunder;

(iii)	any assets or interests of any such member being or falling to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member other than in the ordinary course of business;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)	the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member, other than trade creditors or other liabilities incurred in the ordinary course of business,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Worldpay Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this Condition, in each case which is or would be material in the context of the Wider Worldpay Group taken as a whole;

No material transactions, claims or changes in the conduct of the business of the Worldpay Group

o)	except as Disclosed, no member of the Wider Worldpay Group having, since 31 December 2016:

(i)	save as between Worldpay and wholly-owned subsidiaries of Worldpay or for Worldpay Shares issued pursuant to the exercise of options or vesting of awards granted under the Worldpay Share Schemes, issued, authorised or proposed the issue of additional shares of any class;

(ii)	save as between Worldpay and wholly-owned subsidiaries of Worldpay or for the grant of options and awards under the Worldpay Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)	other than to another member of the Worldpay Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise save for the Dividends;

(iv)	save for intra-Worldpay Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)	save for intra-Worldpay Group transactions, made or authorised or proposed or announced an intention to propose any material change in its loan capital;

(vi)	issued, authorised or proposed the issue of any debentures or (save for intra-Worldpay Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any liability (actual or contingent);

(vii)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(viii)	implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or entered into or changed the terms of any contract with any director or senior executive;

(ix)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be restrictive on the businesses of any member of the Wider Worldpay Group or the Wider Vantiv Group or which involves an obligation of such a nature or magnitude or which is other than in the ordinary course of business and which, in any such case, is material in the context of the Wider Worldpay Group taken as a whole;

(x)	(other than in respect of a member of the Wider Worldpay Group which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xi)	entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Wider Worldpay Group or the Wider Vantiv Group other than to a nature and extent which is normal in the context of the business concerned;

(xii)	waived or compromised any claim otherwise than in the ordinary course of business and which is material in the context of the Wider Worldpay Group taken as a whole;

(xiii)	entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition and which is material in the context of the Wider Worldpay Group taken as a whole;

(xiv)	having made or agreed or consented to any change to:

A.	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Worldpay Group for its directors, employees or their dependents;

B.	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

C.	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

D.	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made,

in each case, to the extent which is material in the context of the Wider Worldpay Group taken as a whole;

(xv)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Worldpay Group and in each case which is material in the context of the Wider Worldpay Group taken as a whole; or

(xvi)	having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Worldpay Shareholders in a general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code,

No adverse change, litigation or regulatory enquiry

p)	except as Disclosed, since 31 December 2016:

(i)	no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Worldpay Group which is material in the context of the Wider Worldpay Group taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal or regulatory proceedings to which any member of the Wider Worldpay Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Worldpay Group having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Wider Worldpay Group which is material in the context of the Wider Worldpay Group taken as a whole;

(iii)	no contingent or other liability having arisen or become apparent to Vantiv which would be likely to adversely affect any member of the Wider Worldpay Group, taken as a whole;

(iv)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Worldpay Group which is necessary for the proper carrying on of its business; and

(v)	no member of the Wider Worldpay Group having conducted its business in breach of any applicable laws and regulations which in any case is material in the context of the Wider Worldpay Group taken as a whole;

No discovery of certain matters

q)	except as Disclosed, Vantiv not having discovered:

(i)	that any financial, business or other information concerning the Wider Worldpay Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Worldpay Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading; or

(ii)	that any member of the Wider Worldpay Group is subject to any liability (actual or contingent) which is not disclosed in the annual report and accounts of Worldpay for the financial year ended 31 December 2016, in each case, to the extent which is material in the context of the Wider Worldpay Group taken as a whole;

r)	except as Disclosed, Vantiv not having discovered that:

(i)	any past or present member of the Wider Worldpay Group has failed to comply in any material respect with any and/or all applicable legislation or regulations, of any jurisdiction with regard to the use, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair materially the environment (including property) or harm human health or animal health or otherwise relating to environmental matters or the health and safety of humans, or that there has otherwise been any such storage, carriage, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which storage, carriage, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any material liability (actual or contingent) on the part of any member of the Wider Worldpay Group;

(ii)	there is, or is likely to be, for that or any other reason whatsoever, any material liability (actual or contingent) of any past or present member of the Wider Worldpay Group to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Worldpay Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction;

Anti-corruption, sanctions and criminal property

s)	save as Disclosed, Vantiv not having discovered that:

(i)	any past or present member, director, officer or employee of the Wider Worldpay Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation or any person that performs or has performed services for or on behalf of the Wider Worldpay Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation; or

(ii)	any asset of any member of the Wider Worldpay Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition); or

(iii)	any past or present member, director, officer or employee of the Worldpay Group, or any other person for whom any such person may be liable or responsible, has engaged in any business with, made any investments in, made any funds or assets available to or received any funds or assets from: (a) any government, entity or individual in respect of which U.S. or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by U.S. or European Union laws or regulations, including the economic sanctions administered by the U.S. Office of Foreign Assets Control, or HM Treasury in the U.K.; or (b) any government, entity or individual targeted by any of the economic sanctions of the United Nations, the U.S., the European Union or any of its member states; or

(iv)	no member of the Worldpay Group being engaged in any transaction which would cause Vantiv to be in breach of any law or regulation upon its acquisition of Worldpay, including the economic sanctions of the U.S. Office of Foreign Assets Control, or HM Treasury & Customs in the U.K., or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the U.S., the European Union or any of its member states.

Part B

Waiver and Invocation of the Conditions

Subject to the requirements of the Panel in accordance with the Code, Vantiv reserves the right to waive, in whole or in part, all or any of the Conditions in Part A above, except for Conditions (a)(i)(A), (a)(ii)(A) and (a)(iii)(A) (Scheme Approval), (g) (Vantiv Shareholder approval), (h) and (i) (Listing on the New York Stock Exchange, effectiveness of registration), and (j) (Listing on the London Stock Exchange), which cannot be waived.

The Merger will be subject to the satisfaction (or waiver, if permitted) of the Conditions in Part A above, and to certain further terms set out in Part D below, and to the full terms and conditions which will be set out in the Scheme Document.

Conditions (a)(i)(A), (a)(ii)(A) and (b) to (s) (inclusive) must be fulfilled, or waived by, no later than 11.59 p.m. on the date immediately preceding the date of the Court Hearing, failing which the Scheme will lapse. Vantiv shall be under no obligation to waive or treat as satisfied any of the Conditions which are capable of waiver by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions to the Merger may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

Part C

Implementation by way of Takeover Offer

Subject to obtaining the consent of the Panel, Vantiv reserves the right to elect to implement the Merger by way of a Takeover Offer as an alternative to the Scheme, if: (i) Worldpay provides its written consent (an “Agreed Switch”), (ii) in the event that (a) the Meetings are not held on or before the 22nd day after their respective expected dates as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)), or (b) the Court Hearing is not held on or before the 22nd day after the expected date as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and the approval of the Court (if such approval is required)), (iii) the board of directors of Worldpay withdraws or materially and adversely qualifies its recommendation of the Merger, or (iv) a third party announces a firm intention to make an offer for the entire issued and to be issued ordinary share capital of Worldpay and the board of directors of Worldpay recommends the Worldpay Shareholders to accept such offer (or, if it is to be implemented by way of a scheme of arrangement pursuant to Part 26 of the Act, to vote in favour of such scheme) or fails to publicly reaffirm its unanimous and unconditional recommendation to the Worldpay Shareholders to vote in favour of the Scheme within 5 days of being requested by Vantiv in writing to do so.

In such event, such Takeover Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Takeover Offer, including (without limitation) the inclusion of an acceptance condition set at 75 per cent. of the Worldpay Shares to which the Takeover Offer relates, provided that in the event of an Agreed Switch, such acceptance condition shall be set at not less than 90 per cent. of the Worldpay Shares to which the Takeover Offer relates (or such lesser percentage as may be agreed between Vantiv and Worldpay in writing after consultation with the Panel (if necessary), being in any case more than 50 per cent. of the voting rights normally exercisable at a general meeting of Worldpay, including, for this purpose, any such voting rights attaching to Worldpay Shares that are unconditionally allotted or issued before the Takeover Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise). Further, if sufficient acceptances of the Takeover Offer are received and/or sufficient Worldpay Shares are otherwise acquired, it is the intention of Vantiv to apply the provisions of the Companies Act to compulsorily acquire any outstanding Worldpay Shares to which such Takeover Offer relates.

Part D

Certain further terms of the Merger

The Scheme will lapse if the Scheme or Takeover Offer or any matter arising from or relating to the Merger becomes subject to a CMA Phase 2 Reference before the date of the Court Meeting.

The availability of the Merger to persons not resident in the U.K. may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the U.K. should inform themselves about, and observe, any applicable requirements. Worldpay Shareholders who are in any doubt about such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay and observe any applicable requirements.

This Merger will be governed by English law and be subject to the jurisdiction of the English courts and to the Conditions set out in the formal Scheme Document. The Merger will comply with the applicable rules and regulations of the Financial Conduct Authority and the London Stock Exchange and the Code.

Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

Fractions of New Vantiv Shares will not be allotted or issued to persons pursuant to the Scheme. Fractional entitlements to New Vantiv Shares will be aggregated and sold in the market and the net proceeds of sale distributed pro rata to the relevant Vantiv Shareholders in accordance with their fractional entitlements (rounded down to the nearest penny).

The Worldpay Shares will be acquired by Vantiv and/or Bidco with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this Announcement in respect of the Worldpay Shares, other than the Dividends. It is expected that Vantiv will acquire approximately 87 per cent., and Bidco will acquire approximately 13 per cent., of the Worldpay Shares.

The consideration payable in respect of each Worldpay Share under the terms of the Merger shall be reduced to the extent that the Dividends exceed 5 pence per Worldpay Share. If any dividend or other distribution is announced, declared, made or paid in respect of the Worldpay Shares on or after the date of this Announcement and prior to the Effective Date, other than the Dividends, Vantiv reserves the right to reduce the consideration payable in respect of each Worldpay Share by the amount of all or part of any such dividend or other distribution.

The New Vantiv Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing Vantiv Shares, save that they will not participate in any dividend payable by Vantiv with reference to a record date prior to the Effective Date.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Announcement:

(i)	Unless otherwise stated, financial information concerning Worldpay has been extracted from the Annual Report and Accounts of Worldpay for the year ended 31 December 2016 and Worldpay’s results for the six months ended 30 June 2017.

(ii)	Unless otherwise stated, financial information concerning Vantiv has been extracted from the form 10-K of Vantiv for the year ended 31 December 2016 and the Vantiv Q2 Results.

(iii)	The value of Worldpay’s entire issued and to be issued ordinary share capital implied by the terms of the Merger is based upon the fully diluted ordinary share capital of Worldpay comprising (i) 2,000,000,000 Worldpay Shares in issue on 8 August 2017 (being the last practicable date prior to this Announcement) and (ii) 2,713,175 Worldpay Shares expected to be issued on or after the date of this Announcement to satisfy the vesting of awards and the exercise of options granted under the Worldpay Share Schemes.

(iv)	The enterprise value of Worldpay implied by the terms of the Merger is based on the value of Worldpay’s entire issued and to be issued ordinary share capital set out in paragraph (iii) above, plus Worldpay’s net debt of £1.4 billion (based on £1.3 billion net debt at 30 June 2017 (excluding the cash held in respect of the Worldpay CVRs) and adjusted for the payment of Dividends and expected cash settlement for certain options and awards under the Worldpay Share Schemes).

(v)	As at 8 August 2017 (being the last practicable date prior to this Announcement), Vantiv had 162,530,466 Vantiv Shares (being Vantiv Class A common stock) and 35,042,826 shares of Vantiv Class B common stock in issue, and as at 7 August 2017 (being the last practicable date prior to this Announcement for this purpose) Vantiv had 2,134,694 Vantiv Shares to be issued on or after the date of this Announcement to satisfy the vesting of awards and the exercise of options granted under Vantiv’s equity compensation plans.

(vi)	The pro forma enterprise value of the Combined Company is based on the closing price of Vantiv Shares as at 8 August 2017 (being the last practicable date prior to this Announcement) multiplied by the sum of:

i.	the fully diluted share capital of each of Vantiv as set out in paragraph (v) above, minus 19,790,000 Vantiv Shares to be repurchased from Fifth Third pursuant to the Fifth Third Transaction; and

ii.	134,582,325 New Vantiv Shares to be issued pursuant to the Merger,

plus each of Vantiv and Worldpay’s net debt as at 30 June 2017 adjusted for the financing arrangements entered into by Vantiv LLC in connection with the Merger and the Fifth Third Transaction.

(vii)	The percentage ownership of the Combined Company which would be held by Worldpay Shareholders and Vantiv Shareholders respectively if the Merger completes are based on:

i.	the fully diluted issued share capital of Vantiv set out in paragraph (v) above, minus 19,790,000 Vantiv Shares to be repurchased from Fifth Third pursuant to the Fifth Third Transaction; and

ii.	the fully diluted ordinary share capital of Worldpay set out in paragraph (iii) above.

(viii)	Unless otherwise stated, all prices for Worldpay Shares are the Closing Price derived from S&P Capital IQ for the relevant date.

(ix)	Unless otherwise stated, all prices for Vantiv Shares are the closing price derived from the New York Stock Exchange on the relevant date.

(x)	The exchange rate of US$1.2967:£1 for the conversion of U.S. dollars into pounds sterling has been derived from Bloomberg and is based on the exchange rate as at 5.00 p.m. BST on 8 August 2017 (being the last Business Day before the date of this Announcement).

(xi)	Free cash flow is calculated as adjusted EBITDA minus capital expenditure and free cash flow conversion is calculated as (adjusted EBITDA – capital expenditure) / adjusted EBITDA.

(xii)	Last Twelve Months (LTM) EBITDA for Worldpay of £497.2 million is calculated as 2017 H1 EBITDA of £247.5 million plus 2016 EBITDA of £467.6 million less 2016 H1 EBITDA of £217.9 million.

APPENDIX III

IRREVOCABLE UNDERTAKINGS

Vantiv has received irrevocable commitments from the Worldpay Directors, as listed below, in respect of their own beneficial holdings of Worldpay Shares and (to the extent relevant) the person to whom such shares are transferred in accordance with the terms of the irrevocable commitments, representing in aggregate approximately 1.05 per cent. of the existing issued ordinary share capital of Worldpay. These commitments require each Worldpay Director to vote or procure that the registered holder votes in favour of the resolutions relating to the Scheme at the Meetings (or, in the event the Merger is implemented by means of a Takeover Offer, to accept, or procure acceptance of, the Takeover Offer).

Name of Worldpay Director	Number of Worldpay Shares	Percentage of Worldpay issued ordinary share capital
Sir Michael Rake	83,333	<0.01%
Philip Jansen	7,538,577	0.38%
Ron Kalifa	5,758,242	0.29%
Rick Medlock	5,418,087	0.27%
John Allan	1,923,141	0.10%
Martin Scicluna	304,903	0.02%
Deanna Oppenheimer	30,000	<0.01%

TOTAL	21,056,283	1.05%

These irrevocable commitments will continue to be binding in the event that a higher competing offer is made for Worldpay.

These irrevocable commitments will cease to be binding on the earliest to occur of the following events:

•	if Vantiv and/or Bidco publically announces, with the consent of any relevant authority (if required) and before the Scheme Document (or, if applicable, the offer document) is posted, that it does not intend to proceed with the Merger and no new, revised or replacement Scheme or Takeover Offer is contemporaneously announced by Vantiv; or

•	if the Merger lapses or is withdrawn other than where the Merger is withdrawn or lapses solely as a result of Vantiv and/or Bidco exercising its right to implement the Merger by way of a Takeover Offer rather than the Scheme;

•	if the Scheme does not become Effective, or, if Vantiv and/or Bidco elects to implement the Merger by way of a Takeover Offer, the Takeover Offer does not become wholly unconditional, in each case by 31 March 2018 (or such later time or date as Worldpay and Vantiv agree in writing, with the consent of the Panel);

•	if any competing offer for the issued and to be issued ordinary share capital of Worldpay is made which is declared wholly unconditional (if implemented by way of a takeover offer) or otherwise becomes effective (if implemented by way of a scheme of arrangement);

•	if the Merger is implemented by way of a Takeover Offer, the offer document is not posted to shareholders of Worldpay within the permitted period under the Code or as otherwise agreed with the Panel; or

•	if the Vantiv Proxy Statement and (if different) the document convening the Vantiv Shareholders’ Meeting does not include the Vantiv Recommendation or it is announced before the publication of the Vantiv Proxy Statement that the board of directors of Vantiv no longer intends to make such recommendation or a Vantiv Adverse Recommendation Announcement is made.

APPENDIX IV

QUANTIFIED FINANCIAL BENEFITS STATEMENT

Part A

Section 4 of this Announcement contains statements of estimated cost savings and synergies arising from the Merger (together, the “Quantified Financial Benefits Statement”).

A copy of the Quantified Financial Benefits Statement is set out below:

“Vantiv anticipates that the Merger will result in annual recurring pre-tax cost synergies of approximately US$200 million. The synergies are expected to be fully realised by the end of the third year following completion of the Merger.

The expected sources of the identified cost synergies are as follows:

•	approximately 63 per cent. from savings in operations, technology, selling, general & administrative expenditure in the U.S. through consolidation of the Combined Company’s U.S. businesses;

•	approximately 22 per cent. from savings in general & administrative expenditure through consolidation of the Combined Company’s corporate functions; and

•	approximately 15 per cent. from savings in technology, operations, selling, general & administrative expenditure through consolidation of the Combined Company’s eCommerce businesses and operations and technology functions.

The Combined Company is expected to incur one-off restructuring and integration costs of approximately US$330 million. The majority of these costs will be incurred by the end of the second year following completion of the Merger. Aside from the integration costs, no material dis-synergies are expected in connection with the Merger. The expected synergies will accrue as a direct result of the Merger and would not be achieved on a standalone basis.”

Further information on the bases of belief supporting the Quantified Financial Benefits Statement, including the principal assumptions and sources of information, is set out below.

Bases of belief and principal assumptions

In preparing the Quantified Financial Benefits Statement, a synergy working group comprising senior strategy, operations, technical, sales and financial personnel from Vantiv (the “Working Group”) was established to evaluate and assess the potential synergies available for the integration and undertake an initial planning exercise. The Working Group has worked collaboratively, alongside external consultants, to identify and quantify potential synergies as well as estimate any associated costs based on publicly available information, certain operating and financial information provided by Worldpay and a series of meetings and/or calls with the key management personnel of Worldpay.

In circumstances where the information provided by Worldpay has been limited for commercial or other reasons, the Working Group has made estimates and assumptions to aid its development of individual synergy initiatives. The assessment and quantification of the potential synergies have in turn been informed by Vantiv management’s industry experience as well as their experience of executing and integrating past acquisitions.

The cost bases used as the basis for the Quantified Financial Benefits Statement are those contained in the form 10-K of Vantiv and the annual report and accounts of Worldpay for the year ended 31 December 2016 and Worldpay’s cost forecasts for 2017. The exchange rate used as the basis for the Quantified Financial Benefits Statement is £1:US$1.359.

The quantified synergies are incremental to Vantiv’s and to the best of Vantiv’s knowledge, Worldpay’s existing plans.

In general, the synergy assumptions have in turn been risk adjusted, exercising a degree of prudence in the calculation of the estimated synergy benefit set out above.

In arriving at the estimate of synergies set out in the Quantified Financial Benefits Statement, the Vantiv management has made the following assumptions:

•	Worldpay’s processing capabilities in the U.S. will be migrated to Vantiv’s processing platforms and Worldpay’s legacy platform will be retired; and

•	Vantiv will maintain its New York Stock Exchange listing and obtain a secondary standard listing on the London Stock Exchange and Worldpay will be de-listed from the London Stock Exchange.

In addition, in arriving at the Quantified Financial Benefits Statement, the Vantiv management has also made the following assumptions, all of which are outside the influence of Vantiv:

•	there will be no material impact on the underlying operations of either company or their ability to continue to conduct their businesses;

•	there will be no material change to macroeconomic, political, regulatory or legal conditions in the markets or regions in which Vantiv and Worldpay operate that will materially impact on the implementation or costs to achieve the proposed cost savings;

•	there will be no material change in current foreign exchange rates; and

•	there will be no change in legislation or regulation in the countries in which Vantiv and Worldpay operate that could materially impact the ability to achieve any benefits.

Reports

As required by Rule 28.1(a) of the Code, Deloitte, as reporting accountants to Vantiv, and Morgan Stanley and Credit Suisse, as joint financial advisers to Vantiv, have provided the reports required under that Rule.

Copies of these reports are included in Part B and Part C of this Appendix IV. Each of Deloitte, Morgan Stanley and Credit Suisse has given and not withdrawn its consent to the publication of its report in this Announcement in the form and context in which it is included.

Notes

1.	These statements of estimated synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. In addition, due to the scale of the Combined Company, there may be additional changes to the Combined Company’s operations. As a result, the estimated synergies referred to may not be achieved, or may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated.

2.	The Quantified Financial Benefits Statement should not be construed as a profit forecast or interpreted to mean that Vantiv’s earnings in the first full year following the Effective Date, or in any subsequent period, will necessarily match or be greater than or be less than those of Vantiv or Worldpay for the relevant preceding financial period or any other period.

3.	For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement is the responsibility of the Vantiv Directors.

Part B

Report from Deloitte LLP

The Board of Directors

on behalf of Vantiv, Inc.

8500 Governors Hill Drive

Symmes Township

OH 45249

United States of America

Morgan Stanley & Co. International plc

25 Cabot Square

Canary Wharf

London

E14 4QA

United Kingdom

Credit Suisse International

One Cabot Square

Canary Wharf

London

E14 4QJ

United Kingdom

9 August 2017

Dear Sirs

Recommended Merger of Worldpay Group PLC (the “Target”) with Vantiv, Inc. (the “Offeror”) and Vantiv UK Limited (a subsidiary of Vantiv, Inc.)

We report on the statement made by the directors of the Offeror (the “Directors”) of synergy benefits set out in Part A of Appendix IV to the announcement (the “Announcement”) issued by the Offeror (the “Quantified Financial Benefits Statement” or the “Statement”). The Statement has been made in the context of the disclosures within Part A setting out, inter alia, the basis of the Directors’ belief (identifying the principal assumptions and sources of information) supporting the Statement and their analysis, explanation and quantification of the constituent elements.

Responsibilities

It is the responsibility of the Directors to prepare the Statement in accordance with Rule 28 of the City Code on Takeovers and Mergers (the “Takeover Code”).

It is our responsibility to form our opinion, as required by Rule 28.1(a) of the Takeover Code, as to whether: the Statement has been properly compiled on the basis stated and to report that opinion to you.

This report is given solely for the purposes of complying with Rule 28.1(a)(i) of the Takeover Code and for no other purpose. Therefore, to the fullest extent permitted by law we do not assume any other responsibility to any person for any loss suffered by any such person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 23.2 of the Takeover Code, consenting to its inclusion in the Announcement.

Basis of opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom.

Our work included considering whether the Statement has been accurately computed based upon the disclosed bases of belief (including the principal assumptions). Whilst the bases of belief (and the principal assumptions) upon which the Statement is based are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate that any of the bases of belief (or principal assumptions) adopted by the Directors which, in our opinion, are necessary for a proper understanding of the Statement have not been disclosed or if any basis of belief (or principal assumption) made by the Directors appears to us to be unrealistic. Our work did not involve any independent examination of any of the financial or other information underlying the Statement.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Quantified Financial Benefits Statement has been properly compiled on the basis stated.

Since the Statement (and the principal assumptions on which it is based) relates to the future, the actual synergy benefits achieved are likely to be different from those anticipated in the Statement and the differences may be material. Accordingly, we can express no opinion as to the achievability of the synergy benefits identified by the Directors in the Statement.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in jurisdictions outside the United Kingdom, including the United States of America, and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices. We have not consented to the inclusion of this report and our opinion in any registration statement filed with the SEC under the U.S. Securities Act of 1933 (either directly or by incorporation by reference) or in any offering document enabling an offering of securities in the United States (whether under Rule 144A or otherwise). We therefore accept no responsibility to, and deny any liability to, any person using this report and opinion in connection with any offering of securities inside the United States of America or who makes a claim on the basis they had acted in reliance on the protections afforded by United States of America law and regulation.

Opinion

In our opinion, based on the foregoing, the Quantified Financial Benefits Statement has been properly compiled on the basis stated.

Yours faithfully

Deloitte LLP

Deloitte LLP is a limited liability partnership registered in England and Wales with registered number OC303675 and its registered office at 2 New Street Square, London EC4A 3BZ, United Kingdom. Deloitte LLP is the United Kingdom affiliate of Deloitte NWE LLP, a member firm of Deloitte Touche Tohmatsu Limited, a U.K. private company limited by guarantee (“DTTL”). DTTL and each of its member firms are legally separate and independent entities. DTTL and Deloitte NWE LLP do not provide services to clients. Please see www.deloitte.com/about to learn more about our global network of member firms.

Part C

Report from Morgan Stanley and Credit Suisse

The Directors

Vantiv, Inc.

8500 Governor’s Hill Drive

Symmes Township

Cincinnati

Ohio 45249

United States of America

9 August 2017

Dear Sirs,

Recommended merger of Worldpay Group plc (“Worldpay”) with Vantiv, Inc (“Vantiv”) and Vantiv UK Limited (the “Merger”)

We refer to the Quantified Financial Benefits Statement, the bases of belief thereof and the notes thereto (together, the “Statement”) as set out in Part A of Appendix IV of this announcement, for which the board of directors of Vantiv (the “Directors”) are solely responsible under Rule 28 of the City Code on Takeovers and Mergers (the “Code”).

We have discussed the Statement (including the assumptions, bases of calculation and sources of information referred to therein) with the Directors and those officers and employees of Vantiv who developed the underlying plans as well as with Deloitte LLP. The Statement is subject to uncertainty as described in this announcement and our work did not involve an independent examination of any of the financial or other information underlying the Statement.

We have relied upon the accuracy and completeness of all the financial and other information provided to us by or on behalf of Vantiv, or otherwise discussed with or reviewed by us, and we have assumed such accuracy and completeness for the purposes of providing this letter.

We do not express any view as to the achievability of the quantified financial benefits identified by the Directors.

We have also reviewed the work carried out by Deloitte LLP and have discussed with them the opinion set out in Part B of Appendix IV of this announcement addressed to yourselves and ourselves on this matter, and the bases of calculation for the Statement.

This letter is provided to you solely in connection with Rule 28.1(a)(ii) of the Code and for no other purpose. We are acting exclusively as financial advisers to Vantiv and no-one else in connection with the Merger and it was for the purpose of complying with Rule 28.1(a)(ii) that Vantiv requested us to prepare this report on the Statement. We accept no responsibility to Vantiv or its shareholders or any person other than the Directors in respect of the contents of this letter; no person other than the Directors can rely on the contents of, or the work undertaken in connection with, this letter, and to the fullest extent permitted by law, we exclude and disclaim all liability (whether in contract, tort or otherwise) to any other person, in respect of this letter, its contents or the work undertaken in connection with this letter or any of the results that can be derived from this letter or any written or oral information provided in connection with this letter, and any such liability is expressly disclaimed except to the extent that such liability cannot be excluded by law.

On the basis of the foregoing, we consider that the Statement, for which you as the Directors are solely responsible for purposes of Rule 28 of the Code, has been prepared with due care and consideration.

Yours faithfully,

Morgan Stanley & Co. International plc and Credit Suisse International

APPENDIX V

VANTIV PROFIT FORECAST

On the date of this Announcement, Vantiv released its results for the second quarter ended 30 June 2017, which, in the press release covering the results, was supplemented by the following statements:

“On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $1.31 - $1.36 for the full-year 2017. Pro forma adjusted net income per share is expected to be $3.31 - $3.36 for the full-year 2017.

On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $0.41 - $0.43 for the third quarter of 2017. Pro forma adjusted net income per share is expected to be $0.88 - $0.90 for the third quarter of 2017.”

Each of the above statements constitutes an ordinary course profit forecast for the purposes of Rule 28 of the Code (together, the “Vantiv Profit Forecast”).

Set out below is the basis of preparation in respect of the Vantiv Profit Forecast, together with the assumptions on which it is based.

Basis of preparation

The Vantiv Profit Forecast is based on the annual results for the Vantiv Group for the year ended 31 December 2016, the unaudited management accounts of the Vantiv Group for the six months ended 30 June 2017 and a forecast for the six months beginning 1 July 2017 and ending 31 December 2017.

The Vantiv Profit Forecast has been prepared on a basis consistent with the Vantiv Group’s accounting policies which are in accordance with U.S. GAAP. These policies are consistent with those applied in the preparation of the Vantiv Group’s annual results for the year ended 31 December 2016 and those applicable for the year ending 31 December 2017.

The Vantiv Profit Forecast excludes any transaction costs applicable to the Scheme or any other associated accounting impacts as a direct result of the Scheme.

Assumptions

The Vantiv Profit Forecast is based on the following assumptions for the year ending 31 December 2017:

Factors outside the influence or control of the Vantiv Directors:

•	There will be no material changes to existing prevailing macroeconomic or political conditions in the markets and regions in which the Vantiv Group operates.

•	There will be no material changes to the conditions of the markets and regions in which the Vantiv Group operates or in relation to customer demand or the behaviour of competitors in those markets and regions.

•	The interest, inflation and tax rates in the markets and regions in which the Vantiv Group operates will remain materially unchanged from the prevailing rates.

•	There will be no material adverse events that will have a significant impact on Vantiv’s financial performance.

•	There will be no business disruptions that materially affect the Vantiv Group or its key customers, including natural disasters, acts of terrorism, cyber-attack and/or technological issues or supply chain disruptions.

•	There will be no material changes in legislation or regulatory requirements or payment network rules impacting on the Vantiv Group’s operations or its accounting policies.

•	The Scheme will not result in any material changes to Vantiv’s obligations to customers.

•	The Scheme will not have any material impact on Vantiv’s ability to negotiate new business.

Factors within the influence and control of the Vantiv Directors:

•	There will be no material change to the present management of Vantiv.

•	There will be no material change in the operational strategy of the Vantiv Group.

•	There will be no material acquisitions or disposals.

•	There will be no material strategic investments over and above those currently planned.

•	There will be no unexpected technical or network issues with products or process.

Vantiv Directors’ confirmation

With the consent of Worldpay, the Panel has granted a dispensation from the Code requirement for Vantiv’s reporting accountants and financial advisers to prepare reports in respect of the Vantiv Profit Forecast.

The Vantiv Directors have considered the Vantiv Profit Forecast and confirm that it remains valid as at the date of this Announcement, and has been properly compiled on the basis of the assumptions set out in this Appendix V and that the basis of the accounting used is consistent with Vantiv’s accounting policies.

APPENDIX VI

DEFINITIONS

Admission means admission of the New Vantiv Shares to: (a) the standard listing segment of the Official List (in accordance with the Listing Rules and the Financial Services and Markets Act 2000), and (b) trading on the Main Market (in accordance with the Admission and Disclosure Standards of London Stock Exchange);

Agreed Switch has the meaning given in Section 20 of this Announcement;

Announcement means this announcement made pursuant to Rule 2.7 of the Code;

Articles means the articles of association of Worldpay from time to time;

associated undertaking has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose;

B2B means business-to-business;

Barclays means Barclays Bank PLC, acting through its Investment Bank;

Bidco means Vantiv UK Limited, a newly-incorporated English company with registered number 10889371;

Business Day means a day, (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London and New York;

Closing Price means the closing middle market quotation of a share derived from the Daily Official List of the London Stock Exchange;

CMA means the U.K. Competition and Markets Authority (or any successor body or bodies carrying out the same functions in the United Kingdom from time to time);

CMA Phase 2 Reference means a reference pursuant to sections 22, 33, 45 or 62 of the Enterprise Act 2002 (as amended) of the Merger to the chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 (as amended);

Code means the City Code on Takeovers and Mergers;

Combined Company means the enlarged group following the Merger, comprising the Vantiv Group and the Worldpay Group;

Community means the European Community;

Companies Act means the Companies Act 2006, as amended;

Conditions means the conditions to the Merger set out in Part A of Appendix I;

Confidentiality Agreement means the confidentiality agreement entered into between Worldpay and Vantiv, dated 4 January 2016;

Co-operation Agreement means the agreement entered into on or around the date of this Announcement between Vantiv and Worldpay and relating, amongst other things, to the implementation of the Merger;

Court means the High Court of Justice in England and Wales;

Court Hearing means the Court hearing at which Worldpay will seek an order sanctioning the Scheme pursuant to Part 26 of the Companies Act;

Court Meeting means the meeting or meetings of the Worldpay Shareholders to be convened by order of the Court pursuant to Part 26 of the Companies Act for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by Vantiv and Worldpay) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document;

Court Order means the order of the Court sanctioning the Scheme under section 899 of the Companies Act;

Credit Suisse means Credit Suisse International;

CREST means the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations);

Deloitte or Deloitte LLP means Deloitte LLP, the United Kingdom affiliate of Deloitte NWE LLP, a member firm of Deloitte Touche Tohmatsu Limited, a U.K. private company limited by guarantee (“DTTL”). DTTL and each of its member firms are legally separate and independent entities;

Disclosed means the information which has been fairly disclosed (i) in writing prior to the date of this Announcement by or on behalf of Worldpay to Vantiv or Vantiv’s financial, accounting, tax or legal advisers, (ii) in Worldpay’s published annual and/or half year report and accounts for the relevant financial period or periods referred to in the relevant Condition, (iii) in any public announcement by Worldpay prior to the date of this Announcement by way of any Regulatory Information Service (including information the availability of which has been announced by way of any Regulatory Information Service), or (iii) in this Announcement;

Dividends has the meaning given in the Summary section of this Announcement;

Dutch Central Bank means De Nederlandsche Bank B.V.;

EBITDA means earnings before interest, tax, depreciation and amortisation;

Effective means:

a)	if the Merger is implemented by way of the Scheme, the Scheme having become effective pursuant to its terms; or

b)	if the Merger is implemented by way of a Takeover Offer, the Takeover Offer having been declared or become unconditional in all respects in accordance with the requirements of the Code;

Effective Date means the date on which the Merger becomes Effective;

EPS means earnings per share;

FCA means the Financial Conduct Authority;

Fifth Third means Fifth Third Bank, a wholly-owned indirect subsidiary of Fifth Third Bancorp;

Fifth Third Transaction has the meaning given in Section 17 of this Announcement;

Fifth Third Transaction Agreement means the agreement between Fifth Third and Vantiv dated 7 August 2017 described in Section 17 of this Announcement;

Forms of Proxy means the form of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document;

FSMA means the Financial Services and Markets Act 2000, as amended;

GAAP or U.S. GAAP means generally accepted accounting principles in the U.S.;

General Meeting means the general meeting of the Worldpay Shareholders (including any adjournment thereof) to be convened for the purpose of considering, and if thought fit, approving the shareholder resolutions necessary to enable Worldpay to implement the Merger, notice of which shall be contained in the Scheme Document;

Goldman Sachs means Goldman Sachs International;

HSR Act means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended);

IPO means the initial public offering in respect of Worldpay;

Irrevocable Undertakings mean the irrevocable undertakings given by the Worldpay Directors to vote or procure votes in favour of the Scheme at the Court Meeting and the resolutions to be passed at the General Meeting (or in the event that the Merger is implemented by way of a Takeover Offer, to accept or procure acceptance of the Takeover Offer) as detailed in Section 7 of this Announcement;

Listing Rules means the listing rules made by the FCA under section 73A of the Financial Services and Markets Act 2000, as amended from time to time;

London Stock Exchange means London Stock Exchange plc;

Long Stop Date means 31 March 2018, or such later date (if any) as Vantiv and Worldpay may agree, with the consent of the Panel, and the Court may allow;

Meetings means the Court Meeting and the General Meeting;

Merger means the proposed acquisition by Vantiv (or its nominee(s)) of the entire issued and to be issued ordinary share capital of Worldpay, to be implemented by means of the Scheme as described in this Announcement (or, should Vantiv so elect, by a Takeover Offer under certain circumstances described in this Announcement);

Mix and Match Facility means the facility under which Worldpay Shareholders will be entitled to elect to vary the proportions in which they receive New Vantiv Shares and in which they receive cash in respect of their holdings of Worldpay Shares to the extent that other such Worldpay Shareholders make off-setting elections;

Morgan Stanley means Morgan Stanley & Co. International plc;

New Vantiv Shares means the new shares of Vantiv Class A common stock proposed to be issued to Worldpay Shareholders in connection with the Merger;

Offer Period means the period commencing on 4 July 2017 and ending on (i) the earlier of the date on which the Scheme becomes Effective and/or the date on which the Scheme lapses or is withdrawn (or such other date as the Panel may decide) or (ii) the earlier of the date on which the Takeover Offer has become or has been declared unconditional as to acceptances and/or the date on which the Takeover Offer lapses or is withdrawn (or such other date as the Panel may decide), in each case other than where such lapsing or withdrawal is a result of Vantiv exercising its right to implement the Merger by way of a Takeover Offer;

Official List means the official list maintained by the UK Listing Authority pursuant to Part 6 of the Financial Services and Markets Act 2000;

Opening Position Disclosure means an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position, as defined in Rule 8 of the Code;

Panel means the U.K. Panel on Takeovers and Mergers;

PRA means the Prudential Regulation Authority;

PSRs means the Payment Services Regulations 2009;

Quantified Financial Benefits Statement has the meaning given in Part A of Appendix IV;

Registrar means the Registrar of Companies in England and Wales;

RBS means the Royal Bank of Scotland Group plc;

Relevant Authority means any central bank, ministry, governmental, quasigovernmental, supranational (including the European Union), statutory, regulatory or investigative body, authority or tribunal (including any national or supranational antitrust, competition or merger control authority, any sectoral ministry or regulator and any foreign investment review body), national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any jurisdiction;

Restricted Jurisdiction means any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Merger is sent or made available to Worldpay Shareholders in that jurisdiction;

Scheme means the proposed scheme of arrangement under Part 26 of the Companies Act between Worldpay and Worldpay Shareholders to implement the Merger to be set out in the Scheme Document, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Vantiv and Worldpay;

Scheme Document means the document to be dispatched to Worldpay Shareholders including the particulars required by section 897 of the Companies Act;

Scheme Record Time means the time and date specified as such in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately preceding the Effective Date, or such other time as Vantiv and Worldpay may agree;

Scheme Shareholders means holders of Scheme Shares;

Scheme Shares means together:

a)	the Worldpay Shares in issue at the date of the Scheme Document and which remain in issue at the Scheme Record Time;

b)	any Worldpay Shares issued after the date of the Scheme Document and prior to the Voting Record Time which remain in issue at the Scheme Record Time; and

c)	any Worldpay Shares issued at or after the Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme and, in each case, which remain in issue at the Scheme Record Time, excluding, in any case, any Worldpay Shares held by or on behalf of Vantiv or the Vantiv Group at the Scheme Record Time.

SEC means the U.S. Securities and Exchange Commission;

significant interest means a direct or indirect interest in ten per cent. or more of the equity share capital (as defined in the Companies Act);

SMB means small and medium business;

Special Resolution means the special resolution to be proposed by Worldpay at the General Meeting in connection with, among other things, the approval of the Scheme and the alteration of the Articles and such other matters as may be necessary to implement the Scheme and the delisting of the Worldpay Shares;

Takeover Offer means, if the Merger is implemented by way of a takeover offer (as that term is defined in section 974 of the Companies Act), the offer to be made by or on behalf of Vantiv, or an associated undertaking thereof, to acquire the entire issued and to be issued ordinary share capital of Worldpay including, where the context admits, any subsequent revision, variation, extension or renewal of such offer;

U.K. means the United Kingdom of Great Britain and Northern Ireland;

UK Listing Authority means the FCA as the authority for listing in the U.K. when it is exercising its powers under Part 6 of the Financial Services and Markets Act 2000 as amended;

U.S. means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia;

U.S. Exchange Act means the U.S. Securities Exchange Act 1934, as amended;

U.S. Securities Act means the U.S. Securities Act 1933, as amended;

undertaking has the meaning given in section 1162 of the Companies Act;

Vantiv means Vantiv, Inc., a company incorporated in Delaware with registered office in 8500 Governor’s Hill Drive, Symmes Township, OH 45249, United States;

Vantiv Adverse Recommendation Announcement means any announcement made before the publication of the Vantiv Proxy Statement that: (i) the board of directors of Vantiv no longer intends to make the Vantiv Recommendation or intends to adversely modify or qualify such recommendation, (ii) it will not convene the Vantiv Shareholders’ Meeting, or (iii) it does not intend to post the Proxy Statement or to convene the Vantiv Shareholders’ Meeting;

Vantiv Directors means the directors of Vantiv at the date of this Announcement or, where the context so requires, the directors of Vantiv from time to time;

Vantiv Group means Vantiv and its subsidiary undertakings and associated undertakings;

Vantiv Holding has the meaning given in Section 8;

Vantiv Profit Forecast means the Vantiv profit forecast set out in Appendix V;

Vantiv Prospectus means the prospectus which will be published by Vantiv in connection with Admission;

Vantiv Proxy Statement means the proxy statement which is anticipated to be mailed to Vantiv Shareholders in connection with their approval of the issuance of the New Vantiv Shares;

Vantiv Q2 Results has the meaning given in Section 8 of this Announcement;

Vantiv Recommendation means the unanimous and unconditional recommendation of the board of directors of Vantiv of the approval of the issue of the New Vantiv Shares (provided that the recommendation will still be considered unanimous and unconditional if the director of Vantiv nominated by Fifth Third (if any) abstains or recuses himself from any such decision for reasons other than objection to the Merger);

Vantiv Shareholders’ Meeting means the meeting of Vantiv Shareholders convened for the purpose of considering and approving the issuance of the New Vantiv Shares;

Vantiv Shareholders means holders of Vantiv Shares from time to time and Fifth Third, in respect of its holding of Vantiv Class B common stock of no par value each;

Vantiv Shares means the shares of Class A common stock of par value US$0.00001 each in the share capital of Vantiv;

Voting Record Time means the time and date specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6.00 p.m. on the day two days prior to the Court Meeting or any adjournment thereof (as the case may be);

Wider Vantiv Group means Vantiv and its subsidiary undertakings, associated undertakings and any other undertaking in which Vantiv and/or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider Worldpay Group;

Wider Worldpay Group means Worldpay and its subsidiary undertakings, associated undertakings and any other undertaking in which Worldpay and/or such undertakings (aggregating their interests) have a significant interest (in each case, from time to time) but excluding the Wider Vantiv Group;

Worldpay means Worldpay Group plc, a public company incorporated in England and Wales with registered number 08762327;

Worldpay CVRs means the non-voting redeemable contingent value right shares with a par value of £1.8475 each in the capital of Worldpay;

Worldpay Directors means the directors of Worldpay as at the date of this Announcement or, where the context so requires, the directors of Worldpay from time to time;

Worldpay Group means Worldpay and its Subsidiaries and subsidiary undertakings (unless otherwise stated);

Worldpay Shareholders means the holders of Worldpay Shares from time to time;

Worldpay Shares means the ordinary shares of nominal value £0.03 each in the capital of Worldpay; and

Worldpay Share Schemes means the Worldpay Group plc Conditional Share Plan, the Worldpay Group plc Deferred Bonus Share Plan, the Worldpay Group plc Performance Share Plan, the Worldpay Group plc Savings-Related Share Option Scheme, the Worldpay Group plc US Employee Stock Purchase Plan and the Worldpay Group plc Transitional Award Plan.

All references to GBP, pence, Sterling, Pounds sterling, p or £ are to the lawful currency of the United Kingdom. All references to USD, US$, U.S. and United States dollars and cents are to the lawful currency of the U.S.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this Announcement are London times unless otherwise stated. References to the singular include the plural and vice versa.